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Quarterly Investor Package

The Wren

Mindful DC Living | WrenDC.com
WHOLE FOODS MARKET

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q3 2022

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q3 2022 EARNINGS RELEASE
SECTION TWO

Q3 2022 SUPPLEMENTAL INFORMATION
SECTION THREE

1900 Crystal Drive (underconstruction)

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Source: https://www.linkedin.com/company/advancedwindowinc/

JBGS Divider

Management Letter

November 1, 2022

To Our Fellow Shareholders:

We live for times like these. In normal and predictable environments indexing beats active management every time. This is as true in managing real estate as it is in any other asset class. Volatile and uncertain times are when we earn our keep, and it is precisely in these environments when our team’s experience matters most. Although the capital markets are dramatically less active than they were a mere six months ago, the fundamentals of our business remain strong. Physical office occupancies are consistently rising, apartment rents continue to post solid gains, and our underlying growth and demand drivers remain incredibly strong. Against that backdrop continued rate hikes and higher bank capital requirements have curbed lending and investment sales activity, and we expect this reduced level of activity to continue well into next year. We also know that downturns are ripe with opportunity for the well-prepared and well capitalized investor. Thanks to years of prudent, disciplined, and well-timed capital allocation and strategic decisions, our balance sheet and portfolio are positioned not only to weather the storm and protect against downside, but also to capitalize on these opportunities and deliver long-term NAV growth per share. Highlights of our accomplishments in pursuit of this objective follow:

We completed $1 billion of dispositions well in advance of our year-end goal and before market conditions deteriorated. At the same time, we continued to capitalize on the disconnect between our share price and NAV, repurchasing 14.2 million shares year-to-date at a weighted average price per share of $25.49.

We finance our business primarily with non-recourse asset-level financing and maintain a large pool of unencumbered multifamily assets, which serves as a valuable source of potential liquidity. We have a well-staggered debt maturity schedule, with limited near-term office exposure, and we have strategically maintained a pool of unencumbered multifamily assets, with estimated borrowing capacity of at least $500 million, providing a cycle-resistant source of liquidity. Additionally, in July, we successfully refinanced and upsized our Tranche A-2 Term Loan to $400 million at SOFR plus 125 basis points – pricing that would be difficult to achieve today.

We locked in pricing for 1,583 multifamily units currently under construction in late 2020 and 2021, resulting in construction costs below 2019 levels. We are developing these units at an estimated 6% yield on cost and expect deliveries to commence in 2024. Today’s inflated construction pricing adversely impacts new development; accordingly, we intentionally delayed breaking ground on 410 multifamily units (205 units at share) in Potomac Yard, which we initially planned to commence in 2022. We continue to advance the design and entitlement of our land bank to maximize value and monetization opportunities. We expect our 8.6 million square foot Development Pipeline (excluding non-core assets) to be fully entitled by 2024. When costs normalize, we will be prepared with an extremely attractive portfolio of shovel-ready growth opportunities.

Our portfolio is concentrated in the recession-resilient Washington, DC metro area. In addition to the region’s strength, most of our assets are located in, or near, National Landing which benefits from four powerful demand catalysts – Amazon HQ2 (mid-2023 expected delivery), Virginia Tech’s Innovation Campus (2024 expected delivery), the Department of Defense, and our digital infrastructure investments – all of which help position our portfolio to withstand a downturn. These catalysts have already started to manifest in robust leasing activity by defense and technology-related tenants seeking local tech talent, proximity to the Pentagon, and participation in the tech ecosystem we are building in National Landing.

Against this backdrop, our core business performed exceptionally well in the third quarter. Same Store NOI increased 11.5% year-over-year. Our multifamily portfolio occupancy increased 140 basis points quarter-over-quarter to 93.7%, with rents increasing 6.7% upon renewal for third quarter lease expirations. And we executed 207,000 square feet of office leases, over 50% of which comprised new leases in National Landing. We provide more detail on our third quarter results below.

Capital Allocation

While capital markets transaction activity remains muted, we have nevertheless positioned our balance sheet such that we can maintain flexibility and afford to be opportunistic, even in a recessionary environment. We furthered our multifamily growth strategy through three off-market partner buyouts within our multifamily portfolio for approximately $180 million, representing a weighted average stabilized capitalization rate of 4.5% to 5%. These buyouts include (i) the previously announced $55.7 million acquisition of the remaining 36% interest in Atlantic Plumbing; (ii) the $115 million acquisition of the remaining 50% interest in 8001 Woodmont; and (iii) the $9.5 million acquisition of an additional 3.7% interest in The Wren. Through these transactions we increased our multifamily exposure and deferred taxable gains through a like-kind exchange.

During the third quarter we invested approximately $60 million in projects under construction in National Landing, including 1900 Crystal Drive and 2000/2001 South Bell Street, representing 1,583 new multifamily units being developed to an expected 6% yield on cost. As with all our development projects, we secured guaranteed maximum price contracts on these projects with construction costs below 2019 levels. We had planned to commence construction on 410 multifamily units (205 units at share) in Potomac Yard earlier this year. With costs having increased as much as 20% over the last year, however, today’s inflated construction pricing is not favorable for new development. With over 3,600 units in our Near-Term Development Pipeline, we continue to monitor construction costs and overall market conditions to ensure that we maintain our disciplined capital allocation standards.

Finally, in the third quarter, we repurchased 2.3 million shares at a weighted average price per share of $23.35, totaling $54.0 million. These repurchases continue our strategy of averaging in throughout a fluctuating trading environment while maintaining a careful watch on liquidity, balance sheet strength, and attractively priced sources of capital for future opportunities.

Financial and Operating Metrics

For the three months ended September 30, 2022, we reported Core FFO attributable to common shareholders of $41.2 million, or $0.36 per diluted share. Same Store NOI for the quarter increased 11.5% year-over-year to $78.1 million. Our multifamily portfolio ended the quarter at 95.5% leased and 93.7% occupied. Our office portfolio ended the quarter at 88.3% leased and 85.9% occupied. For second generation leases, the rental rate mark-to-market was negative 2.7%. As we have previously mentioned, our mark-to-market will vary from quarter-to-quarter depending on the leases signed.

As of September 30, 2022, our Net Debt/Total Enterprise Value was 49.3% and our Net Debt/Annualized Adjusted

EBITDA was 7.9x. Net Debt to annualized Adjusted EBITDA would have been 7.7x, and Net Debt/Total Enterprise Value would have been 48.6%, after adjusting for acquisitions and dispositions that occurred during and subsequent to quarter end.

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Our floating rate exposure remains limited, with 85.8% of our debt fixed or hedged after accounting for in-place interest rate swaps and caps. The remaining floating rate exposure is tied to our non-core assets, or assets where the business plan warrants preserving flexibility. In August, we successfully closed a $97.5 million loan on WestEnd25 – a multifamily asset located in Washington, DC. The loan carries an interest rate of SOFR plus 145 basis points and matures in 2029. Additionally, as mentioned in our last letter, in July we upsized our Tranche A-2 Term Loan to $400 million, extending the maturity by 3.5 years, with no material change in our spread at SOFR plus 125 basis points.

Our balance sheet remains strong, with $1.9 billion of liquidity from cash, capacity under our credit facility, and estimated unencumbered multifamily borrowing capacity. We are well-positioned with respect to our debt maturities in the near-to-medium term. In addition to limited near-term office exposure, we have strategically maintained a pool of unencumbered multifamily assets with estimated borrowing capacity of at least $500 million, affording us the flexibility to access capital for opportunistic investments, despite market cyclicality.

Operating Portfolio

Multifamily Trends

Fundamentals across our multifamily portfolio improved throughout the third quarter. Our portfolio ended the quarter at 93.7% occupied, up 140 basis points quarter-over-quarter. Excluding 8001 Woodmont which remains in lease-up, our portfolio ended the quarter at 94.1% occupied. Strong market and portfolio rent growth has left us with in-place rents 8.4% below asking rents, supporting an embedded growth opportunity. Despite rising rents, we generated more applications this quarter than the same period in the prior year even with fewer available units, further affirming the unwavering flight to strategically located, high-quality assets like ours. Additionally, for third quarter lease expirations, we increased rents by 6.7% upon renewal while achieving a 57% renewal rate across our portfolio.

Market-Wide (DC Metro) Multifamily Trends (based on CoStar, UrbanTurf, and Apartment List data)

Market asking rents ended the third quarter up 5.8% year-over-year. As a result of this robust growth, trade-outs will likely remain strong across the market as the remainder of COVID-era low lease rates expire. Occupancy remained strong in the region at 95%, signaling continued robust demand for apartment product. While concessions have not burned off entirely, they have materially decreased since pandemic-era peaks.

New starts increased in the third quarter, with over 3,000 units getting underway in our submarkets. We believe these new starts are attributable to a lag between securing financing and locking in construction pricing, meaning projects getting underway in the third quarter were generally not impacted by present spikes in interest rates or double-digit construction price increases. While we forecast a healthy delivery average of 8,000 units per year over the next three years, new starts should begin to materially decline as the impact of rates and pricing are realized.

Office Trends

Our office portfolio ended the third quarter at 88.3% leased and 85.9% occupied. Momentum continued with 207,000 square feet leased, approximately 57% of which represented new leasing with a weighted average lease term of 10.7 years. National Landing led our new leasing success, headlined by several sizable new leases with terms exceeding 10 years. This activity includes Federated Wireless, a private wireless networking company, relocating its corporate headquarters to the submarket with a 36,000 square foot lease, and HII, a technology defense contractor, leasing approximately 37,000 square feet. These new tenants to our National Landing portfolio speak to the importance of demand drivers like digital infrastructure and Pentagon proximity. Other defense contractors (including users with secure space requirements) interested in establishing a presence near the

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Pentagon amidst a historically high defense budget, as well as other technology-oriented tenants seeking digital capabilities that are currently being rolled out in the submarket drove additional new leasing in the submarket.

With respect to renewal activity across our National Landing office portfolio, tenants who renewed over the last 12 months maintained approximately 90% of their expiring square footage – a testament to the importance of in-person work by our office tenants. As we have mentioned in the past, in today’s hybrid work environment, we believe peak occupancy, which generally occurs on Tuesday, Wednesday, and Thursday, is one of the best barometers in gauging true utilization of office space. Recent Kastle data reported daily physical occupancy in our National Landing portfolio continuing to increase over the last several months, with the most recent data in October showing peak days averaging over 65%, more than double the lows of January.

Market-Wide (DC Metro) Office Trends (based on JLL, CoStar and Kastle Systems Q3 2022 reporting)

Third quarter net absorption market-wide remained flat with nearly 893,000 square feet of space (0.3% of inventory) given back year-to-date, driving the total vacancy rate to 20.7%. Of note, physical occupancy grew to 44.3% market-wide. The limited absorption and growing physical occupancy may represent at least a modest recovery in the office sector, but the recovery is far from evenly distributed across submarkets and asset classes.

Downtown DC absorption, like the market at large, was essentially flat. This market-level data point, however, masks tenant moves to mixed-use, amenity rich neighborhoods, like Southwest (DC Wharf), Dupont-Logan-Shaw, and Ballpark neighborhoods, with corresponding losses in the traditional CBD which continues to bleed tenancy. This movement signals not just a flight-to-quality but also a flight-to-amenities – all with corresponding rent savings. The fact that quality matters is evidenced by the fact that nearly all the move-outs in DC are occurring in Class B buildings which face an uncertain future as their largely association and non-profit tenant bases appear among the least likely to return to offices, the buildings require significant capital to modernize, and high construction costs and rates may put a damper on residential conversions.

Northern Virginia was also flat from a total net absorption perspective, but the vacancy rate across the board remains relatively high at over 22%, inclusive of sublease availability. As is the case with DC, one of the main market themes is rightsizing with a significant flight-to-quality. Despite seemingly positive signs from a physical occupancy perspective, the level of large leasing activity is declining significantly, suggesting that tenants are rightsizing their footprints or postponing large lease decisions. Retention rates among deals over 10,000 SF have shrunk from a peak of 78% in Q2 2021 to 52% today, highlighting that the decline in activity is driven by a lack of growth, not renewal levels. Even with the prospect of an overall pool of demand shrinking, JLL and CBRE note that the majority of leasing that occurred through the year has come from the technology sector, with much of what is categorized as technology likely being defense and government contracting-related. We believe this trend disproportionately benefits National Landing given the unique demand drivers in the submarket.

Environmental, Social, and Governance

In October, we received a 5-star rating in the GRESB Assessment for our operating portfolio and development pipeline, ranking first in our sector as a U.S. | Diversified Office/Residential company and first in our sector in the U.S. and Americas under the development assessment. We are proud to have achieved the highest available rating within the 2022 Real Estate Assessment and for being honored as a Global Sector Leader for our operating portfolio and a Global Sector Leader and Regional Sector Leader for our development pipeline. Our GRESB Public Disclosure Report Level for 2022 is an “A” and ranked first in the comparison group of U.S. Office.

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The business units across our organization continue to prepare for new SEC regulations surrounding Annual Report/10-K filings, looking to formulate clear, repeatable processes that can be audited at the same level as our financial statements. Getting ahead of this regulatory change ensures optimal reporting and industry leading ESG transparency with our shareholders. These efforts are spearheaded by our ESG Committee, a cross-functional group that supports JBG SMITH’s ongoing commitment to improving our environmental impact, health, and safety protocols, corporate social responsibility, human capital uses, corporate governance, and other public policy matters relevant to ESG.

In August, we released our second annual Diversity & Inclusion report highlighting some notable accomplishments including increasing diversity in our new employee talent pool by more than 50%, implementing more equitable practices across the organization, and building a more inclusive culture. You can access this report by visiting our website at https://www.jbgsmith.com/about/diversity-inclusion.

* * *

When capital markets are constrained, liquidity and balance sheet strength matter most. We owe the strength of our position to the strategic decisions we made over the past several years, both before and during the worst of the pandemic. When recession looms large, the historic resilience of the Washington, DC market and the fundamentals of our unique demand drivers offer shelter from the storm. The majority of our portfolio benefits directly from the strength of the expanding defense technology sector and the Amazon and Virginia Tech anchored National Landing innovation district. Its urban-suburban location and the dramatic repositioning (now almost complete) of its amenity offering has enabled us to capture a disproportionate share of market demand. This is a trend that we believe will continue even in the face of a potential recession and that will strengthen as residents and tenants alike increasingly demand best-in-class environments in which to live, work, and recreate.

Downturns always present unique challenges, but they are also when the best investment opportunities present themselves, whether they be in the form of lower asset acquisition prices, lower construction costs or more attractive share repurchases. We approach this landscape vigilant in maintaining our strong balance sheet and mindful that things often get worse before they get better. This approach demands discipline, patience, and a belief that prudent averaging in throughout the lows of the cycle will be where some of our best capital allocation decisions are made.

Thank you for your continued trust and confidence.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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JBG SMITH Overview

We own and operate urban mixed-use properties concentrated in what we believe are the highest growth submarkets of the historically recession-resilient Washington, DC metro area.

Our concentration in these submarkets, our substantial portfolio of operating and development opportunities, and our market-leading platform position us to capitalize on the significant growth we anticipate in our target submarkets.

68% of our holdings are located directly across the Potomac River from Washington, DC in Northern Virginia’s National Landing submarket, where Amazon’s new headquarters and Virginia Tech’s $1 billion Innovation Campus are under construction.

The Commonwealth of Virginia has incentivized Amazon to bring up to 38,000 new jobs to National Landing, which, based on data from the National Landing Business Improvement District provided in November 2018, would increase the daytime population in the submarket from approximately 50,000 people to nearly 90,000 people in the future, representing dramatic growth of nearly 80%. Additionally, in late 2021, Amazon announced its hybrid return-to-the-office policy, requiring employees to live locally and within commuting distance of the office for at least 11 months of the year.

At its Seattle headquarters, approximately 20% of Amazon’s employees live within walking or biking distance to work, and Amazon provides $350 monthly stipends to employees who bike to HQ2. Using Amazon’s Seattle employee patterns and preferences as proxies for behaviors that might be expected at HQ2, 20% of employees, or up to 7,600 Amazon employees, could be expected to live within the National Landing submarket. This potential influx of demand for additional multifamily units aligns well with our plans to deliver new multifamily supply to the submarket. In addition to the 1,583 units currently under construction in National Landing, our Near-Term Development Pipeline could add as many as 2,150 new multifamily units to National Landing.

While we control most of the existing office supply and unencumbered development density in National Landing, the balance of our portfolio is concentrated in what we believe are the highest growth submarkets in the Washington, DC metro region, the majority of which are within a 20-minute commute of the growing technology ecosystem in National Landing.

We believe the strong technology sector tailwinds created by Amazon, the Virginia Tech Innovation Campus, national/international defense and security needs, and our National Landing digital infrastructure initiatives, including our 5G rollout and other connectivity enhancements with best-in-class partners, will drive substantial long-term net asset value per share growth.

Our successful track record and well-established platform position us to maximize the value of our Development Pipeline through development, opportunistic land sales, ground leases, and/or recapitalizations with private investors.

As of the end of the third quarter, we had two multifamily developments under construction in National Landing –1900 Crystal Drive (808 units) and 2000/2001 South Bell Street (775 units). Since our formation in 2017, we have successfully delivered 2.8 million square feet of mixed-use development, with estimated stabilized yields of 6.5% for multifamily assets and 7.0% for commercial assets.

Over the past year, we advanced the design and entitlement of 100% of our Development Pipeline, over 70% of which is in National Landing. Our 8.6 million square foot Development Pipeline (excluding non-core assets), 84% of

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which is multifamily, includes both a 3.5 million square foot Near-Term Development Pipeline and a 5.1 million square foot Future Development Pipeline. Our Near-Term Development Pipeline comprises what we believe to be the most accretive and strategic development opportunities in our growth pipeline – those which have the potential to commence construction over the next 36 months, subject to receipt of final entitlements, completion of design, and market conditions. Within our Future Development Pipeline, we have fully entitled 0.5 million square feet and are actively advancing design and entitlement on an additional 4.6 million square feet. We believe that advancing entitlement and design of these assets is the best way to maximize optionality and value, either through internal development, land sales, ground lease structures, and/or recapitalizations with third parties.

Our capital allocation strategy is to shift the majority of our portfolio to multifamily and concentrate our office portfolio in National Landing.

Our capital allocation strategy is grounded in our primary goal of maximizing long-term net asset value per share. This strategy entails two key elements: repositioning our portfolio to concentrate our office in National Landing; and transitioning to a majority multifamily portfolio that continues to expand in high-growth, amenity-rich DC metro submarkets through acquisitions and development. Opportunistic dispositions of income-producing office assets outside of National Landing, as well as the sale, ground lease, or joint venture of non-core land holdings, serve as important sources of NAV-priced capital to fund our strategy. Allocating capital away from non-core office and land uses allows us to invest in higher growth opportunities, including multifamily acquisitions and development, and to return capital through share repurchases, especially when our shares trade at a material discount to NAV.

Since our formation, we have sold $2.7 billion of non-core assets and invested $546 million into multifamily acquisitions, $889 million into the development of multifamily assets, and committed an additional $468 million to multifamily assets currently under construction.

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Q3 2022 EARNINGS RELEASE

SECTION TWO

West Half Rooftop Lounge

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Barbat Rodgers

Senior Vice President, Investor Relations

(240) 333-3805

brodgers@jbgsmith.com

JBG SMITH ANNOUNCES THIRD QUARTER 2022 RESULTS

Bethesda, MD (November 1, 2022) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended September 30, 2022 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our Third Quarter 2022 Investor Package and Investor Presentation, which are posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in those documents.

Third Quarter 2022 Highlights

●	For the three and nine months ended September 30, 2022, net income (loss), Funds From Operations ("FFO") and Core FFO attributable to common shareholders were:

	THIRD QUARTER AND FULL YEAR COMPARISON
in millions, except per share amounts	Three Months Ended				Nine Months Ended
	September 30, 2022		September 30, 2021		September 30, 2022		September 30, 2021
	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (loss) (1)	$(19.3)	$(0.17)	$(0.9)	$0.00	$104.0	$0.86	$(22.8)	$(0.18)
FFO (2)	$40.1	$0.35	$36.0	$0.27	$125.0	$1.03	$116.2	$0.88
Core FFO (2)	$41.2	$0.36	$42.5	$0.32	$121.0	$1.00	$137.0	$1.04

(1)	Includes an impairment loss recorded in connection with the preparation and review of the third quarter 2022 financial statements of $15.4 million associated with certain commercial assets, located in Washington, D.C., owned by one of our unconsolidated real estate ventures. Excluding this impairment loss, our net income (loss) would have been ($5.7) million and $117.5 million for the three and nine months ended September 30, 2022.
(2)	Includes straight-line rental revenue adjustments from the conversion of certain cash basis tenants to accrual; excluding these adjustments FFO would have been $37.3 million or $0.33 per diluted share and Core FFO would have been $38.4 million or $0.34 per diluted share for the three months ended September 30, 2022.
●	Annualized Net Operating Income ("NOI") for the three months ended September 30, 2022 was $322.0 million, compared to $337.1 million for the three months ended June 30, 2022, at our share. (Excluding the assets that were sold or recapitalized, Annualized NOI for the three months ended September 30, 2022 was $321.4 million, compared to $328.9 million for the three months ended June 30, 2022, at our share.)
o	The decrease in Annualized NOI was substantially attributable to (i) an increase in abatement as a result of previously executed lease renewals across the commercial portfolio and (ii) higher utilities due to seasonality, partially offset by (iii) higher occupancy and rents in our multifamily portfolio, (iv) higher parking revenue in our commercial portfolio and (v) the purchase of our partner’s ownership interest in Atlantic Plumbing.
●	Same Store NOI ("SSNOI") at our share increased 11.5% year-over-year to $78.1 million for the three months ended September 30, 2022. SSNOI at our share increased 13.0% year-over-year to $231.5 million for the nine months ended September 30, 2022.
o	The increase in SSNOI for the third quarter was substantially attributable to (i) higher occupancy and rents and lower concessions in our multifamily portfolio, (ii) higher occupancy and average daily rates at the Crystal City Marriott, (iii) an increase in parking revenue in our commercial portfolio and (iv) abatement burn-off at certain assets.

Operating Portfolio

●	The operating commercial portfolio was 88.3% leased and 85.9% occupied as of September 30, 2022, compared to 87.3% and 86.1% as of June 30, 2022, at our share.
●	The operating multifamily portfolio was 95.5% leased and 93.7% occupied as of September 30, 2022, compared to 95.7% and 92.3% as of June 30, 2022, at our share. (Excluding 8001 Woodmont, our multifamily portfolio ended the quarter at 96.0% leased and 94.1% occupied.)
●	Executed approximately 207,000 square feet of office leases at our share during the three months ended September 30, 2022, comprising approximately 116,000 square feet of first-generation leases and approximately 91,000 square feet of second-generation leases, which generated a 5.3% rental rate increase on a GAAP basis and a 2.7% rental rate decrease on a cash basis.
●	Executed approximately 743,000 square feet of office leases at our share during the nine months ended September 30, 2022, comprising approximately 166,000 square feet of first-generation leases and approximately 577,000 square feet of second-generation leases, which generated a 5.6% rental rate decrease on a GAAP basis and an 8.7% rental rate decrease on a cash basis.

Development Portfolio

Under-Construction

●	As of September 30, 2022, we had two multifamily assets under construction consisting of 1,583 units at our share.

Near-Term Development Pipeline

●	As of September 30, 2022, we had eight near-term development pipeline assets consisting of 3.5 million square feet of estimated potential development density at our share.

Future Development Pipeline

●	As of September 30, 2022, we had 16 future development pipeline assets consisting of 6.3 million square feet of estimated potential development density at our share.

Third-Party Asset Management and Real Estate Services Business

●	For the three months ended September 30, 2022, revenue from third-party real estate services, including reimbursements, was $21.8 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $10.8 million, primarily driven by $5.8 million of property and asset management fees, $1.7 million of leasing fees, $1.7 million of other service revenue and $1.4 million of development fees.

Balance Sheet

●	As of September 30, 2022, our total enterprise value was approximately $4.7 billion, comprising 128.8 million common shares and units valued at $2.4 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.6 billion, less cash and cash equivalents at our share of $272.4 million.
●	As of September 30, 2022, we had $258.9 million of cash and cash equivalents ($272.4 million of cash and cash equivalents at our share), and $949.5 million of capacity under our credit facility inclusive of our capacity under the term loan.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended September 30, 2022 was 7.9x and our Net Debt / total enterprise value was 49.3% as of September 30, 2022. Net Debt to annualized Adjusted EBITDA would have been 7.7x for the three months ended September 30, 2022, and Net Debt / total enterprise value would have been 48.6% as of September 30, 2022 after adjusting for acquisitions and dispositions that occurred during and subsequent to quarter end.

Investing and Financing Activities

●	In July 2022, we borrowed $100.0 million under our revolving credit facility, which was repaid in October 2022.
●	In July 2022, our Tranche A‑2 Term Loan was amended to increase its borrowing capacity by $200.0 million. The incremental $200.0 million includes a delayed draw feature, of which $150.0 million was drawn in September 2022 and the remaining $50.0 million was undrawn as of the date of this release. The amendment extends the maturity date of the term loan from July 2024 to January 2028 and amends the interest rate to SOFR plus 1.25% based on our current leverage level with a resulting all-in interest rate of 3.40%, including our current interest rate swaps. We also entered into two forward-starting interest rate swaps with an effective date of July 2024 and a total notional value of $200.0 million, which will effectively fix SOFR at a weighted average interest rate of 2.80% through the maturity date, resulting in an all-in interest rate of 4.05% beginning in July 2024 based on our current leverage level.
●	In August 2022, we entered into a mortgage loan with a principal balance of $97.5 million, collateralized by WestEnd25. The mortgage loan has a seven-year term and an interest rate of SOFR plus 1.45%. We also entered into an interest rate swap with a total notional value of $97.5 million, which effectively fixes SOFR at an average interest rate of 2.71% through the maturity date.
●	In August 2022, we acquired the remaining 36.0% ownership interest in an unconsolidated real estate venture that owned Atlantic Plumbing, a multifamily asset, for $55.7 million, including the assumption of $36.0 million of debt. The asset was encumbered by a $100.0 million mortgage, which was repaid subsequent to the acquisition in August 2022.
●	We repurchased and retired 2.3 million common shares for $54.0 million, a weighted average purchase price per share of $23.35.

Subsequent to September 30, 2022:

●	On October 4, 2022, we acquired an additional 3.7% ownership interest in The Wren, a multifamily asset owned by a consolidated real estate venture, for $9.5 million, increasing our ownership interest to 99.7%.
●	On October 5, 2022, we acquired the remaining 50.0% ownership interest in 8001 Woodmont, a multifamily asset owned by an unconsolidated real estate venture, for $115.0 million, including the assumption of $51.9 million of debt at our share. The asset is encumbered by a $103.8 million mortgage, which is consolidated in our balance sheet as of the date of acquisition.

Dividends

●	On October 25, 2022, our Board of Trustees declared a quarterly dividend of $0.225 per common share, payable on November 22, 2022 to shareholders of record as of November 8, 2022.

About JBG SMITH

JBG SMITH owns, operates, invests in, and develops a dynamic portfolio of mixed-use properties in the high growth and high barrier-to-entry submarkets in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Washington, DC metropolitan area. Over half of JBG SMITH's holdings are in the National Landing submarket in Northern Virginia, where it serves as the developer for Amazon's new headquarters, and where Virginia Tech's $1 billion Innovation Campus is under construction. JBG SMITH's portfolio currently comprises 15.6 million square feet of high-growth office, multifamily and retail assets at share, 98% of which are metro-served. It also maintains a development pipeline encompassing 9.8 million square feet of mixed-use development opportunities. JBG SMITH is committed to the operation and development of green, smart, and healthy buildings and plans to maintain carbon neutral operations annually. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this earnings release. Investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, NOI, SSNOI, net asset value, share price, occupancy rates, revenue from our multifamily and commercial portfolios, operating costs, deferrals of rent, uncollectible operating lease receivables, parking revenue, and burn-off of rent abatement; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; whether the Washington, DC area will be more resilient than other parts of the country in any recession; whether we will recognize currently estimated unrecognized development fee revenue on the anticipated timing or at all; our annual dividend per share and dividend yield; whether in the case of our under-construction and near-term development pipeline assets, estimated square feet, estimated number of units and in the case of our future development pipeline assets, estimated potential development density are accurate; expected timing, completion, modifications and delivery dates for the projects we are developing for Amazon; planned infrastructure and educational improvements related to Amazon's additional headquarters and the Virginia Tech Innovation Campus; the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon's additional headquarters on the DC area and National Landing and the speed with which such impact occurs and Amazon's plans for accelerated hiring and in-person work requirements; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to National Landing; our ability to satisfy environmental, social or governance standards set by various constituencies; and whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether our estimated borrowing capacity is accurate; and whether the allocation of capital to our share repurchase plan has any impact on our share price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgages payable, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI") and "Annualized NOI" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended September 30, 2022 multiplied by four. Due to seasonality in the hospitality business, Annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of September 30, 2022. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to the Near-Term Development and Future Development Pipelines.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of September 30, 2022. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"Future Development Pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within the next three years where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

"GAAP" refers to accounting principles generally accepted in the United States of America.

"In-Service" refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2022.

"Near-Term Development Pipeline" refers to select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

"Non-Same Store" refers to all operating assets excluded from the same store pool.

"Same Store" refers to the pool of assets that were in-service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.

"Under-Construction" refers to assets that were under construction during the three months ended September 30, 2022.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	September 30, 2022	December 31, 2021

ASSETS
Real estate, at cost:
Land and improvements	$1,273,947	$1,378,218
Buildings and improvements	4,117,823	4,513,606
Construction in progress, including land	471,867	344,652
	5,863,637	6,236,476
Less: accumulated depreciation	(1,299,818)	(1,368,003)
Real estate, net	4,563,819	4,868,473
Cash and cash equivalents	258,871	264,356
Restricted cash	212,998	37,739
Tenant and other receivables	48,221	44,496
Deferred rent receivable	161,994	192,265
Investments in unconsolidated real estate ventures	360,846	462,885
Intangible assets, net	155,812	201,956
Other assets, net	133,419	240,160
Assets held for sale	—	73,876
TOTAL ASSETS	$5,895,980	$6,386,206

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,741,605	$1,777,699
Revolving credit facility	100,000	300,000
Unsecured term loans, net	546,888	398,664
Accounts payable and accrued expenses	130,408	106,136
Other liabilities, net	98,831	342,565
Total liabilities	2,617,732	2,925,064
Commitments and contingencies
Redeemable noncontrolling interests	491,479	522,725
Total equity	2,786,769	2,938,417
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,895,980	$6,386,206

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUE
Property rental	$119,811	$125,900	$368,445	$370,960
Third-party real estate services, including reimbursements	21,845	25,842	67,972	90,694
Other revenue	5,958	5,280	18,667	15,301
Total revenue	147,614	157,022	455,084	476,955
EXPENSES
Depreciation and amortization	50,056	56,726	157,597	178,130
Property operating	36,380	40,198	112,469	109,929
Real estate taxes	14,738	18,259	47,870	55,127
General and administrative:
Corporate and other	12,072	12,105	42,669	38,475
Third-party real estate services	21,230	25,542	72,422	80,035
Share-based compensation related to Formation Transaction and special equity awards	548	3,480	4,369	12,866
Transaction and other costs	1,746	2,951	4,632	8,911
Total expenses	136,770	159,261	442,028	483,473
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(13,867)	20,503	(12,829)	23,513
Interest and other income, net	984	192	16,902	163
Interest expense	(17,932)	(17,243)	(50,251)	(50,312)
Gain on the sale of real estate, net	—	—	158,631	11,290
Loss on the extinguishment of debt	(1,444)	—	(3,073)	—
Total other income (expense)	(32,259)	3,452	109,380	(15,346)
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(21,415)	1,213	122,436	(21,864)
Income tax expense	(166)	(217)	(2,600)	(4,527)
NET INCOME (LOSS)	(21,581)	996	119,836	(26,391)
Net (income) loss attributable to redeemable noncontrolling interests	2,546	(103)	(15,712)	2,472
Net (income) loss attributable to noncontrolling interests	(258)	—	(174)	1,108
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(19,293)	$893	$103,950	$(22,811)
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.17)	$0.00	$0.86	$(0.18)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	114,360	131,351	120,741	131,456

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(21,581)		$996		$119,836		$(26,391)
Depreciation and amortization expense	50,056		56,726		157,597		178,130
Interest expense	17,932		17,243		50,251		50,312
Income tax expense	166		217		2,600		4,527
Unconsolidated real estate ventures allocated share of above adjustments	7,725		10,147		27,048		30,892
EBITDA attributable to noncontrolling interests	(28)		(54)		(101)		976
EBITDA	$54,270		$85,275		$357,231		$238,446
Gain on the sale of real estate, net	—		—		(158,631)		(11,290)
Gain on the sale of unconsolidated real estate assets	—		(23,137)		(6,179)		(28,326)
Impairment related to unconsolidated real estate ventures (1)	15,401		1,380		15,401		1,380

EBITDAre	$69,671		$63,518		$207,822		$200,210
Transaction and other costs, net of noncontrolling interests (2)	1,746		2,951		4,598		7,803
(Income) loss from investments, net	567		—		(14,721)		—
Loss on the extinguishment of debt	1,444		—		3,073		—
Share-based compensation related to Formation Transaction and special equity awards	548		3,480		4,369		12,866
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(18)		(280)		(583)		(702)
Unconsolidated real estate ventures allocated share of above adjustments	34		130		2,079		170

Adjusted EBITDA	$73,992		$69,799		$206,637		$220,347

Net Debt to Annualized Adjusted EBITDA (3)	7.9	x	7.9	x	8.4	x	7.5	x

					September 30, 2022		September 30, 2021
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (4)					$2,382,429		$2,063,426
Unconsolidated indebtedness (4)					215,341		362,698
Total consolidated and unconsolidated indebtedness					2,597,770		2,426,124
Less: cash and cash equivalents					272,388		213,612
Net Debt (at JBG SMITH Share)					$2,325,382		$2,212,512

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully-vested incentive equity awards that are convertible into OP Units.

(1)	Related to decreases in the value of the underlying assets.
(2)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.
(3)	Calculated using Net Debt. Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2022 and 2021 is annualized by multiplying by 1.33. Net Debt to annualized Adjusted EBITDA would have been 7.7x and 8.7x for the three and nine months ended September 30, 2022, after adjusting for acquisitions and dispositions that occurred during and subsequent to quarter end.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	XX	2022	2021

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(19,293)	$893		$103,950	$(22,811)
Net income (loss) attributable to redeemable noncontrolling interests	(2,546)	103		15,712	(2,472)
Net income (loss) attributable to noncontrolling interests	258	—		174	(1,108)
Net income (loss)	(21,581)	996		119,836	(26,391)
Gain on the sale of real estate, net of tax	—	—		(155,506)	(11,290)
Gain on the sale of unconsolidated real estate assets	—	(23,137)		(6,179)	(28,326)
Real estate depreciation and amortization	47,840	54,547		150,599	171,522
Impairment related to unconsolidated real estate ventures (1)	15,401	1,380		15,401	1,380
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,999	7,002		18,285	21,590
FFO attributable to noncontrolling interests	(336)	(54)		(409)	976
FFO Attributable to OP Units	$46,323	$40,734		$142,027	$129,461
FFO attributable to redeemable noncontrolling interests	(6,227)	(4,703)		(17,070)	(13,242)
FFO Attributable to Common Shareholders	$40,096	$36,031		$124,957	$116,219

FFO attributable to OP Units	$46,323	$40,734		$142,027	$129,461
Transaction and other costs, net of tax and noncontrolling interests (2)	1,597	2,928		4,332	7,721
(Income) loss from investments, net	567	—		(10,928)	—
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(2,779)	37		(8,173)	(50)
Loss on the extinguishment of debt	1,444	—		3,073	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(18)	(280)		(583)	(702)
Share-based compensation related to Formation Transaction and special equity awards	548	3,480		4,369	12,866
Amortization of management contracts intangible, net of tax	1,105	1,072		3,316	3,217
Unconsolidated real estate ventures allocated share of above adjustments	(416)	112		1,129	108
Core FFO Attributable to OP Units	$48,371	$48,083		$138,562	$152,621
Core FFO attributable to redeemable noncontrolling interests	(7,158)	(5,552)		(17,541)	(15,612)
Core FFO Attributable to Common Shareholders	$41,213	$42,531		$121,021	$137,009
FFO per common share - diluted	$0.35	$0.27		$1.03	$0.88
Core FFO per common share - diluted	$0.36	$0.32		$1.00	$1.04
Weighted average shares - diluted (FFO and Core FFO)	114,387	131,351		120,752	131,456

See footnotes on page 16.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

FAD
Core FFO attributable to OP Units	$48,371	$48,083	$138,562	$152,621
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(10,094)	(12,124)	(37,096)	(34,781)
Straight-line and other rent adjustments (4)	(6,018)	(3,701)	(9,787)	(12,554)
Third-party lease liability assumption payments	—	(422)	(25)	(1,803)
Share-based compensation expense	5,714	7,805	26,378	24,920
Amortization of debt issuance costs	1,122	1,126	3,433	3,327
Unconsolidated real estate ventures allocated share of above adjustments	(2,618)	(1,478)	(3,555)	(4,137)
Non-real estate depreciation and amortization	740	703	2,568	2,180
FAD available to OP Units (A)	$37,217	$39,992	$120,478	$129,773
Distributions to common shareholders and unitholders (B)	$29,833	$33,688	$94,204	$102,634
FAD Payout Ratio (B÷A) (5)	80.2%	84.2%	78.2%	79.1%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,944	$7,404	$15,855	$15,706
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	84	265	478	636
Second-generation tenant improvements and leasing commissions	5,038	3,762	20,345	17,280
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	28	693	418	1,159
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	10,094	12,124	37,096	34,781
Non-recurring capital expenditures	13,832	5,885	40,194	13,073
Share of non-recurring capital expenditures from unconsolidated real estate ventures	9	177	58	284
First-generation tenant improvements and leasing commissions	13,627	2,603	22,274	5,141
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	321	93	1,038	1,484
Non-recurring capital expenditures	27,789	8,758	63,564	19,982
Total JBG SMITH Share of Capital Expenditures	$37,883	$20,882	$100,660	$54,763

(1)	Related to decreases in the value of the underlying assets.
(2)	Includes demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Net income (loss) attributable to common shareholders	$(19,293)	$893	$103,950	$(22,811)
Add:
Depreciation and amortization expense	50,056	56,726	157,597	178,130
General and administrative expense:
Corporate and other	12,072	12,105	42,669	38,475
Third-party real estate services	21,230	25,542	72,422	80,035
Share-based compensation related to Formation Transaction and special equity awards	548	3,480	4,369	12,866
Transaction and other costs	1,746	2,951	4,632	8,911
Interest expense	17,932	17,243	50,251	50,312
Loss on the extinguishment of debt	1,444	—	3,073	—
Income tax expense	166	217	2,600	4,527
Net income (loss) attributable to redeemable noncontrolling interests	(2,546)	103	15,712	(2,472)
Net income (loss) attributable to noncontrolling interests	258	—	174	(1,108)
Less:
Third-party real estate services, including reimbursements revenue	21,845	25,842	67,972	90,694
Other revenue	1,764	1,568	5,758	5,658
Income (loss) from unconsolidated real estate ventures, net	(13,867)	20,503	(12,829)	23,513
Interest and other income, net	984	192	16,902	163
Gain on the sale of real estate, net	—	—	158,631	11,290

Consolidated NOI	72,887	71,155	221,015	215,547
NOI attributable to unconsolidated real estate ventures at our share	7,107	7,336	22,371	22,951
Non-cash rent adjustments (1)	(6,018)	(3,701)	(9,787)	(12,554)
Other adjustments (2)	6,230	4,683	20,689	14,608
Total adjustments	7,319	8,318	33,273	25,005
NOI	$80,206	$79,473	$254,288	$240,552
Less: out-of-service NOI loss (3)	(548)	(2,019)	(4,043)	(4,638)
Operating Portfolio NOI	$80,754	$81,492	$258,331	$245,190
Non-Same Store NOI (4)	2,645	11,450	26,828	40,262
Same Store NOI (5)	$78,109	$70,042	$231,503	$204,928

Change in Same Store NOI	11.5%		13.0%
Number of properties in Same Store pool	53		52

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets, and Near-Term and Future Development Pipelines.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

Q3 2022 SUPPLEMENTAL INFORMATION

SECTION THREE

8001 Woodmont

Atlantic Plumbing

JBG SMITH

SUPPLEMENTAL INFORMATION | Q3 2022

SEP
TABLE OF CONTENTS	SEPTEMBER 30, 2022

DISCLOSURES	SEPTEMBER 30, 2022

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH", the "Company", "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate", "hypothetical", "potential", "believes", "expects", "anticipates", "estimates", "intends", "plans", "would", "may" or similar expressions in this Investor Package. Investors are cautioned to interpret many of the risks identified under the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, Net Operating Income, Same Store Net Operating Income, net asset value, share price, liquidity, occupancy rates, property rental revenue, operating costs, deferrals of rent, uncollectible operating lease receivables, parking revenue, burn-off of rent abatement, construction costs, the timing of disposition of assets in the JBG Legacy Funds, demand for new office space and potential bias of multifamily leasing to renewals; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential Net Operating Income growth and the assumptions on which such growth is premised, our estimated future leverage (Net Debt/Annualized Adjusted EBITDA and Net Debt/Total Enterprise Value) profile, the economic impact, job growth, expansion of public transportation and related demand for multifamily and commercial properties of Amazon.com, Inc.'s ("Amazon") additional headquarters on the Washington, DC metropolitan area and National Landing and the speed with which such impact occurs and Amazon's plans for accelerated hiring and in-person work requirements; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; long-term trends in demand for housing (including multifamily) within major urban employment centers; whether the Washington, DC area will be more resilient than other parts of the country in any recession; whether we will recognize currently estimated unrecognized development fee revenue on the anticipated timing or at all; potential countercyclical growth caused by the concentration in the Washington, DC area of Amazon, the federal government, government contractors, and the Virginia Tech Innovation campus; whether National Landing will benefit economically from its proximity to the Department of Defense and elevated defense spending; the anticipated growth of our target submarkets; the economic impact of DC's diversification into technology; our anticipated acquisitions and dispositions and the ability to identify associated like-kind exchanges; our annual dividend per share and dividend yield; annualized Net Operating Income; adjusted annualized Net Operating Income; expected timing, completion, modifications and delivery dates for the projects we are developing for Amazon; planned infrastructure and educational improvements related to Amazon's additional headquarters; the impact of our role as the developer, property manager and retail leasing agent in connection with Amazon's new headquarters; our development plans related to National Landing; the impact on our net asset value of the Amazon transactions; in the case of any further Amazon lease transactions and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent; the impact of increases in government spending on increases in agency and contractor spending locally; whether we can access agency debt secured by our currently unencumbered multifamily assets timely, on reasonable terms or at all; whether our estimated borrowing capacity is accurate;  whether we will succeed in our contemplated recycling of disposition proceeds into acquisitions yielding the anticipated stabilized capitalization rates; whether we are able to renew at or above our historical retention rates on rolling leases; whether the allocation of capital to our share repurchase plan has any impact on our share price; whether our rent estimates are accurate; whether in the case of our Under-Construction and Near-Term Development Pipeline assets, estimated square feet, estimated number of units, estimated construction start, occupancy stabilization dates, the estimated completion date, estimated stabilization date, Estimated Incremental Investment, Estimated Total Investment, Projected NOI Yield, weighted average Projected NOI Yield, NOI yield or Estimated Total Project Cost, estimated total NOI weighted average completion date, weighted average stabilization date, intended type of asset use and potential tenants, Estimated Potential Development Density, and Estimated Stabilized NOI are accurate; whether our Under-Construction assets will deliver the Annualized NOI that we anticipate; our ability to satisfy environmental, social or governance standards set by various constituencies; whether our plans related to our investment in 5G wireless spectrum across National Landing will be a significant demand catalyst; whether the required 5G sites will be delivered on the anticipated timeline or at all; whether the anticipated placemaking in National Landing will be realized; whether the number of retailers and multifamily units in National Landing will increase on the anticipated timelines; whether Amazon's return-to-the-office policy will continue to require that employees live within commuting distance of their office; whether we will be able to successfully shift the majority of our portfolio to multifamily and concentrate our office portfolio in National Landing, and in the case of our Future Development Pipeline opportunities, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, Estimated Total Investment, Estimated Potential Development Density and estimated entitlement timeline including the potential for delays in the entitlement process.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic reports the Company files with the Securities and Exchange

DISCLOSURES	SEPTEMBER 30, 2022

Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgages payable, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	SEPTEMBER 30, 2022

Definitions

See pages 50-54 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transactions with Amazon is based on executed leases and a purchase and sale agreement between us and Amazon. Closing under this agreement is subject to customary closing conditions.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Net Debt
●	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	SEPTEMBER 30, 2022 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of September 30, 2022

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer	Indicated annual dividend per share	$0.90
M. Moina Banerjee	Chief Financial Officer	Dividend yield	4.8%
Kevin P. Reynolds	Chief Development Officer
George L. Xanders	Chief Investment Officer	Total Enterprise Value (dollars in billions, except share price)
Steven A. Museles	Chief Legal Officer	Common share price	$18.58
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (1)	128.84
		Total market capitalization	$2.39
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.60
		Less: cash and cash equivalents at JBG SMITH Share	(0.27)
		Net Debt	$2.33
		Total Enterprise Value	$4.72

		Net Debt / Total Enterprise Value (2)	49.3%

(1)	Includes certain fully-vested incentive equity awards that are convertible into OP Units.
(2)	Net Debt to total enterprise value would have been 48.6% as of September 30, 2022 after adjusting for acquisitions and dispositions that occurred during and subsequent to quarter end.

FINANCIAL HIGHLIGHTS	SEPTEMBER 30, 2022 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended		Nine Months Ended
	September 30, 2022		September 30, 2022

Summary Financial Results
Total revenue	$147,614		$455,084
Net income (loss) attributable to common shareholders	$(19,293)		$103,950
Per diluted common share	$(0.17)		$0.86
Operating portfolio NOI	$80,754		$258,331
FFO (1)	$46,323		$142,027
Per OP Unit	$0.35		$1.03
Core FFO (1)	$48,371		$138,562
Per OP Unit	$0.36		$1.00
FAD (1)	$37,217		$120,478
FAD payout ratio	80.2%		78.2%
EBITDA (1)	$54,270		$357,231
EBITDAre (1)	$69,671		$207,822
Adjusted EBITDA (1)	$73,992		$206,637
Net Debt / total enterprise value (2)	49.3%		49.3%
Net Debt to annualized Adjusted EBITDA (2)	7.9	x	8.4	x

			September 30, 2022

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (3)			$2,382,429
Total consolidated and unconsolidated indebtedness (3)			$2,597,770
Weighted average interest rates:
Variable rate debt (4)			4.77%
Fixed rate debt			3.95%
Total debt			4.29%
Cash and cash equivalents			$272,388

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain fully-vested incentive equity awards that are convertible into OP Units.
(2)	Net Debt to total enterprise value would have been 48.6% as of September 30, 2022, and Net Debt to annualized Adjusted EBITDA would have been 7.7x and 8.7x for the three and nine months ended September 30, 2022, after adjusting for acquisitions and dispositions that occurred during and subsequent to quarter end.
(3)	Net of premium/discount and deferred financing costs.
(4)	For floating rate loans with interest rate caps, the weighted average cap strike is 2.57% for consolidated debt, and 2.64% for all debt, and the weighted average maturity date of the caps is September 11, 2023. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

FINANCIAL HIGHLIGHTS – TRENDS	SEPTEMBER 30, 2022 (Unaudited)

Financial Highlights - Trends

Three Months Ended
dollars in thousands, except per share data, at JBG SMITH Share	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Commercial NOI	$52,167	$57,437	$64,919	$62,300	$61,889
Multifamily NOI	27,955	27,338	26,887	24,061	19,107
Ground Leases and Other NOI	632	468	547	475	496
Operating portfolio NOI	$80,754	$85,243	$92,353	$86,836	$81,492
Total Annualized NOI	$322,018	$337,093	$370,691	$345,763	$324,001

Net income (loss) attributable to common shareholders	$(19,293)	$123,275	$(32)	$(56,446)	$893
Per diluted common share	$(0.17)	$1.02	$—	$(0.45)	$—
FFO (1)	$46,323	$38,527	$57,177	$47,924	$40,734
Per OP Unit	$0.35	$0.28	$0.40	$0.33	$0.27
Core FFO (1)	$48,371	$42,625	$47,566	$44,943	$48,083
Per OP Unit	$0.36	$0.31	$0.34	$0.31	$0.32
FAD (1)	$37,217	$39,099	$44,162	$30,453	$39,992
FAD payout ratio	80.2%	81.3%	73.8%	108.8%	84.2%
EBITDA (1)	$54,270	$219,366	$83,595	$21,744	$85,275
EBITDAre (1)	$69,671	$59,663	$78,488	$70,771	$63,518
Adjusted EBITDA (1)	$73,992	$64,765	$67,880	$66,169	$69,799
Net Debt / total enterprise value (2)	49.3%	40.4%	39.1%	38.5%	34.3%
Net Debt to annualized Adjusted EBITDA (2)	7.9	x	8.1	x	9.6	x	9.6	x	7.9	x

Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

Number of Operating Assets
Commercial	35	35	41	41	41
Multifamily	19	19	20	22	21
Ground Leases and Other	2	2	1	1	1
Total	56	56	62	64	63

Operating Portfolio % Leased
Commercial (3)	88.3%	87.3%	85.2%	84.9%	84.9%
Multifamily (4)	95.5%	95.7%	94.1%	93.6%	94.0%
Weighted Average	91.1%	90.5%	88.1%	87.7%	87.7%

Operating Portfolio % Occupied (5)
Commercial (3)	85.9%	86.1%	83.3%	82.9%	82.6%
Multifamily (4)	93.7%	92.3%	91.6%	91.8%	92.4%
Weighted Average	88.9%	88.4%	86.0%	85.8%	85.7%

See footnotes on page 9.

FINANCIAL HIGHLIGHTS – TRENDS	SEPTEMBER 30, 2022 (Unaudited)

Footnotes

Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures.

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain fully-vested incentive equity awards that are convertible into OP Units.
(2)	Net Debt to total enterprise value would have been 48.6% as of September 30, 2022, and Net Debt to annualized Adjusted EBITDA would have been 7.7x for the three months ended September 30, 2022, after adjusting for acquisitions and dispositions that occurred during and subsequent to quarter end.
(3)	Crystal City Marriott is excluded from the Percent Leased and the Percent Occupied metrics.
(4)	Includes Recently Delivered assets. In-Service assets were 96.6% leased and 93.1% occupied as of Q2 2022, 95.5% leased and 92.9% occupied as of Q1 2022, 95.4% leased and 93.4% occupied as of Q4 2021, and 96.3% leased and 94.5% occupied as of Q3 2021. 2221 S. Clark Street - Residential and 900 W Street are excluded from the Percent Leased and the Percent Occupied metrics as they are operated as short-term rental properties.
(5)	Percent Occupied excludes occupied retail SF.

PORTFOLIO OVERVIEW	SEPTEMBER 30, 2022 (Unaudited)

Portfolio Overview

		100% Share	At JBG SMITH Share
							Annualized Rent
						Annualized	per Square Foot/
	Number of	Square Feet/	Square Feet/	%		Rent	Monthly Rent	Annualized NOI
	Assets	Units	Units	Leased	% Occupied (1)	(in thousands)	Per Unit (2)	(in thousands)

Operating
Commercial (3)
National Landing	23	7,327,446	7,051,642	88.4%	86.5%	$257,069	$44.66	$167,862
Other VA	4	1,058,111	399,197	95.2%	95.6%	17,776	49.62	7,784
DC	6	1,629,541	913,509	81.8%	73.6%	37,843	56.95	16,644
MD	2	513,647	513,647	94.0%	93.2%	26,078	52.24	15,380
Commercial - total / weighted average	35	10,528,745	8,877,995	88.3%	85.9%	$338,766	$46.49	$207,670

Multifamily (4)
National Landing	4	2,856	2,856	97.2%	95.8%	$67,993	$2,184	$45,620
DC	12	3,743	3,153	94.8%	92.6%	93,830	2,416	59,476
MD	3	760	599	92.2%	89.6%	13,691	2,047	6,724
Multifamily – total / weighted average	19	7,359	6,608	95.5%	93.7%	$175,514	$2,283	$111,820

Ground Leases and Other (5)
Other VA	1	—	—	—	—	—	—	$544
DC	1	—	—	—	—	—	—	1,984
Ground leases and other – total	2	—	—	—	—	—	—	$2,528

Operating - Total / Weighted Average	56	10,528,745 SF/ 7,359 Units	8,877,995 SF/ 6,608 Units	91.1%	88.9%	$514,280	$46.49 per SF/ $2,283 per unit	$322,018

Development (6)

Under-Construction	2	1,583 Units	1,583 Units

Near-Term Development	8	3,742,300	3,532,700

Future Development	16	8,799,800	6,273,700

(1)	Percent Occupied excludes retail SF.
(2)	For commercial assets, represents annualized office rent divided by occupied office SF; annualized retail rent and retail SF are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of office tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(3)	Crystal City Marriott is excluded from Percent Leased, Percent Occupied, Annualized Rent and Annualized Rent per Square Foot metrics.
(4)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent and Monthly Rent Per Unit metrics.
(5)	1700 M Street and 1831/1861 Wiehle Avenue (for which we are the ground lessor) are excluded from Percent Leased, Percent Occupied, Annualized Rent and Annualized Rent per Square Foot metrics. See footnote (7) on page 23 for more information.
(6)	Refer to pages 41- 43 for detail on Under-Construction assets, and Near-Term and Future Development Pipelines.

CONDENSED CONSOLIDATED BALANCE SHEETS	SEPTEMBER 30, 2022 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	September 30, 2022	December 31, 2021

ASSETS
Real estate, at cost:
Land and improvements	$1,273,947	$1,378,218
Buildings and improvements	4,117,823	4,513,606
Construction in progress, including land	471,867	344,652
	5,863,637	6,236,476
Less: accumulated depreciation	(1,299,818)	(1,368,003)
Real estate, net	4,563,819	4,868,473
Cash and cash equivalents	258,871	264,356
Restricted cash	212,998	37,739
Tenant and other receivables	48,221	44,496
Deferred rent receivable	161,994	192,265
Investments in unconsolidated real estate ventures	360,846	462,885
Intangible assets, net	155,812	201,956
Other assets, net	133,419	240,160
Assets held for sale	—	73,876
TOTAL ASSETS	$5,895,980	$6,386,206

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,741,605	$1,777,699
Revolving credit facility	100,000	300,000
Unsecured term loans, net	546,888	398,664
Accounts payable and accrued expenses	130,408	106,136
Other liabilities, net	98,831	342,565
Total liabilities	2,617,732	2,925,064
Commitments and contingencies
Redeemable noncontrolling interests	491,479	522,725
Total equity	2,786,769	2,938,417
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$5,895,980	$6,386,206

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	SEPTEMBER 30, 2022 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUE
Property rental	$119,811	$125,900	$368,445	$370,960
Third-party real estate services, including reimbursements	21,845	25,842	67,972	90,694
Other revenue	5,958	5,280	18,667	15,301
Total revenue	147,614	157,022	455,084	476,955
EXPENSES
Depreciation and amortization	50,056	56,726	157,597	178,130
Property operating	36,380	40,198	112,469	109,929
Real estate taxes	14,738	18,259	47,870	55,127
General and administrative:
Corporate and other	12,072	12,105	42,669	38,475
Third-party real estate services	21,230	25,542	72,422	80,035
Share-based compensation related to Formation Transaction and special equity awards	548	3,480	4,369	12,866
Transaction and Other Costs	1,746	2,951	4,632	8,911
Total expenses	136,770	159,261	442,028	483,473
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(13,867)	20,503	(12,829)	23,513
Interest and other income, net	984	192	16,902	163
Interest expense	(17,932)	(17,243)	(50,251)	(50,312)
Gain on the sale of real estate, net	—	—	158,631	11,290
Loss on the extinguishment of debt	(1,444)	—	(3,073)	—
Total other income (expense)	(32,259)	3,452	109,380	(15,346)
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	(21,415)	1,213	122,436	(21,864)
Income tax expense	(166)	(217)	(2,600)	(4,527)
NET INCOME (LOSS)	(21,581)	996	119,836	(26,391)
Net (income) loss attributable to redeemable noncontrolling interests	2,546	(103)	(15,712)	2,472
Net (income) loss attributable to noncontrolling interests	(258)	—	(174)	1,108
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(19,293)	$893	$103,950	$(22,811)
EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED	$(0.17)	$0.00	$0.86	$(0.18)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	114,360	131,351	120,741	131,456

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2022 (Unaudited)

nconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
BALANCE SHEET INFORMATION	September 30, 2022

Total real estate, at cost	$561,316
Less: accumulated depreciation	(38,765)
Real estate, net	522,551
Cash and cash equivalents	13,563
Other assets, net	69,957
Total assets	$606,071
Borrowings, net	$215,341
Other liabilities, net	34,332
Total liabilities	$249,673

	Three Months Ended	Nine Months Ended
OPERATING INFORMATION	September 30, 2022	September 30, 2022
Total revenue	$15,882	$46,815
Expenses:
Depreciation and amortization	4,932	17,953
Property operating	4,648	15,279
Impairment loss	7,879	7,879
Real estate taxes	2,148	7,208
Total expenses	19,607	48,319
Other income (expense):
Interest expense	(2,724)	(8,756)
Gain on the sale of real estate	—	6,179
Loss on the extinguishment of debt	—	(1,950)
Interest and other income, net	2	15

Net loss	$(6,447)	$(6,016)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	18	583
Impairment of investment in unconsolidated real estate venture	(7,522)	(7,522)
Other	85	126
Loss from unconsolidated real estate ventures, net	$(13,867)	$(12,829)

OTHER TANGIBLE ASSETS AND LIABILITIES	SEPTEMBER 30, 2022 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	September 30, 2022

Other Tangible Assets, Net (1)
Restricted cash (2)	$221,364
Tenant and other receivables, net	51,022
Other assets, net	151,079
Total Other Tangible Assets, Net	$423,465

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$143,286
Other liabilities, net	106,157
Total Other Tangible Liabilities, Net	$249,443

(1)	Excludes cash and cash equivalents
(2)	Includes net proceeds from certain sales and recapitalizations that are held in escrow at a qualified intermediary, all of which was released in October 2022.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(21,581)		$996		$119,836		$(26,391)
Depreciation and amortization expense	50,056		56,726		157,597		178,130
Interest expense	17,932		17,243		50,251		50,312
Income tax expense	166		217		2,600		4,527
Unconsolidated real estate ventures allocated share of above adjustments	7,725		10,147		27,048		30,892
EBITDA attributable to noncontrolling interests	(28)		(54)		(101)		976
EBITDA	$54,270		$85,275		$357,231		$238,446
Gain on the sale of real estate, net	—		—		(158,631)		(11,290)
Gain on the sale of unconsolidated real estate assets	—		(23,137)		(6,179)		(28,326)
Impairment related to unconsolidated real estate ventures (1)	15,401		1,380		15,401		1,380

EBITDAre	$69,671		$63,518		$207,822		$200,210
Transaction and Other Costs, net of noncontrolling interests (2)	1,746		2,951		4,598		7,803
(Income) loss from investments, net	567		—		(14,721)		—
Loss on the extinguishment of debt	1,444		—		3,073		—
Share-based compensation related to Formation Transaction and special equity awards	548		3,480		4,369		12,866
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(18)		(280)		(583)		(702)
Unconsolidated real estate ventures allocated share of above adjustments	34		130		2,079		170

Adjusted EBITDA	$73,992		$69,799		$206,637		$220,347

Net Debt to Annualized Adjusted EBITDA (3)	7.9	x	7.9	x	8.4	x	7.5	x

Net Debt (at JBG SMITH Share)					September 30, 2022		September 30, 2021
Consolidated indebtedness (4)					$2,382,429		$2,063,426
Unconsolidated indebtedness (4)					215,341		362,698
Total consolidated and unconsolidated indebtedness					2,597,770		2,426,124
Less: cash and cash equivalents					272,388		213,612
Net Debt (at JBG SMITH Share)					$2,325,382		$2,212,512

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully-vested incentive equity awards that are convertible into OP Units.

(1)	Related to decreases in the value of the underlying assets.
(2)	See page 55 for the components of Transaction and Other Costs.
(3)	Calculated using Net Debt. Quarterly Adjusted EBITDA is annualized by multiplying by four. Adjusted EBITDA for the nine months ended September 30, 2022 and 2021 is annualized by multiplying by 1.33. Net Debt to annualized Adjusted EBITDA would have been 7.7x and 8.7x for the three and nine months ended September 30, 2022, after adjusting for acquisitions and dispositions that occurred during and subsequent to quarter end.
(4)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(19,293)	$893	$103,950	$(22,811)
Net income (loss) attributable to redeemable noncontrolling interests	(2,546)	103	15,712	(2,472)
Net income (loss) attributable to noncontrolling interests	258	—	174	(1,108)
Net income (loss)	(21,581)	996	119,836	(26,391)
Gain on the sale of real estate, net of tax	—	—	(155,506)	(11,290)
Gain on the sale of unconsolidated real estate assets	—	(23,137)	(6,179)	(28,326)
Real estate depreciation and amortization	47,840	54,547	150,599	171,522
Impairment related to unconsolidated real estate ventures (1)	15,401	1,380	15,401	1,380
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,999	7,002	18,285	21,590
FFO attributable to noncontrolling interests	(336)	(54)	(409)	976
FFO Attributable to OP Units	$46,323	$40,734	$142,027	$129,461
FFO attributable to redeemable noncontrolling interests	(6,227)	(4,703)	(17,070)	(13,242)
FFO Attributable to Common Shareholders	$40,096	$36,031	$124,957	$116,219

FFO attributable to OP Units	$46,323	$40,734	$142,027	$129,461
Transaction and Other Costs, net of tax and noncontrolling interests (2)	1,597	2,928	4,332	7,721
(Income) loss from investments, net	567	—	(10,928)	—
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(2,779)	37	(8,173)	(50)
Loss on the extinguishment of debt	1,444	—	3,073	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(18)	(280)	(583)	(702)
Share-based compensation related to Formation Transaction and special equity awards	548	3,480	4,369	12,866
Amortization of management contracts intangible, net of tax	1,105	1,072	3,316	3,217
Unconsolidated real estate ventures allocated share of above adjustments	(416)	112	1,129	108
Core FFO Attributable to OP Units	$48,371	$48,083	$138,562	$152,621
Core FFO attributable to redeemable noncontrolling interests	(7,158)	(5,552)	(17,541)	(15,612)
Core FFO Attributable to Common Shareholders	$41,213	$42,531	$121,021	$137,009
FFO per common share - diluted	$0.35	0.27	$1.03	0.88
Core FFO per common share - diluted	$0.36	0.32	$1.00	1.04
Weighted average shares - diluted (FFO and Core FFO)	114,387	131,351	120,752	131,456

See footnotes on page 17.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

in thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

FAD
Core FFO attributable to OP Units	$48,371	$48,083	$138,562	$152,621
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (3)	(10,094)	(12,124)	(37,096)	(34,781)
Straight-line and other rent adjustments (4)	(6,018)	(3,701)	(9,787)	(12,554)
Third-party lease liability assumption payments	—	(422)	(25)	(1,803)
Share-based compensation expense	5,714	7,805	26,378	24,920
Amortization of debt issuance costs	1,122	1,126	3,433	3,327
Unconsolidated real estate ventures allocated share of above adjustments	(2,618)	(1,478)	(3,555)	(4,137)
Non-real estate depreciation and amortization	740	703	2,568	2,180
FAD available to OP Units (A)	$37,217	$39,992	$120,478	$129,773
Distributions to common shareholders and unitholders (B)	$29,833	$33,688	$94,204	$102,634
FAD Payout Ratio (B÷A) (5)	80.2%	84.2%	78.2%	79.1%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,944	$7,404	$15,855	$15,706
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	84	265	478	636
Second-generation tenant improvements and leasing commissions	5,038	3,762	20,345	17,280
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	28	693	418	1,159
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	10,094	12,124	37,096	34,781
Non-recurring capital expenditures	13,832	5,885	40,194	13,073
Share of non-recurring capital expenditures from unconsolidated real estate ventures	9	177	58	284
First-generation tenant improvements and leasing commissions	13,627	2,603	22,274	5,141
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	321	93	1,038	1,484
Non-recurring capital expenditures	27,789	8,758	63,564	19,982
Total JBG SMITH Share of Capital Expenditures	$37,883	$20,882	$100,660	$54,763

(1)	Related to decreases in the value of the underlying assets.
(2)	See page 55 for the components of Transaction and Other Costs.
(3)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended September 30, 2022
	Source of Revenue
	Third-Party	JBG SMITH	JBG Legacy
	Management	JV Partner (1)	Funds	Total

Service Revenue
Property management fees	$2,552	$1,217	$630	$4,399
Asset management fees	—	385	1,047	1,432
Development fees	1,152	249	27	1,428
Leasing fees	1,443	208	62	1,713
Construction management fees	39	130	—	169
Other service revenue	846	644	168	1,658
Total Revenue (2)	$6,032	$2,833	$1,934	$10,799
Pro rata adjusted general and administrative expense: third-party real estate services (3)				(9,827)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$972

(1)	Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.
(2)	Included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations are $10.4 million of reimbursement revenue and $2.4 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(4)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended September 30, 2022
		Adjustments (1)
	Per Statement				Pro Rata
	of Operations	A	B	C	Adjusted

General and Administrative Expenses
Corporate and other	$12,072	$—	$—	$1,045	$13,117
Third-party real estate services	21,230	—	(10,358)	(1,045)	9,827
Share-based compensation related to Formation Transaction and special equity awards	548	(548)	—	—	—

Total	$33,850	$(548)	$(10,358)	$—	$22,944

(1)	Adjustments:

A  -  Removes share-based compensation related to the Formation Transaction and special equity awards.

B  -  Removes $10.4 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 18. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of general and administrative expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	SEPTEMBER 30, 2022 (Unaudited)

Operating Assets

dollars in thousands, at JBG SMITH Share				Plus: Signed	Plus: Incremental
		Q3 2022		But Not Yet	NOI from Assets	Adjusted
		Operating	Annualized	Commenced	in Initial	Annualized
	% Occupied	Portfolio NOI	NOI	Leases	Lease-up (1)	NOI

Commercial (2)
National Landing	86.5%	$42,215	$167,862	$6,544	$144	$174,550
Other VA	95.6%	1,946	7,784	276	—	8,060
DC	73.6%	4,161	16,644	4,688	—	21,332
MD	93.2%	3,845	15,380	452	1,616	17,448
Total / weighted average	85.9%	$52,167	$207,670	$11,960	$1,760	$221,390

Multifamily (3)
National Landing	95.8%	$11,405	$45,620	$—	$—	$45,620
DC	92.6%	14,869	59,476	648	1,546	61,670
MD	89.6%	1,681	6,724	32	1,289	8,045
Total / weighted average	93.7%	$27,955	$111,820	$680	$2,835	$115,335

Ground Leases and Other (4)
Other VA	—	$136	$544	$—	$—	$544
DC	—	496	1,984	—	—	1,984
Total	—	$632	$2,528	$—	$—	$2,528

Total / Weighted Average	88.9%	$80,754	$322,018	$12,640	$4,595	$339,253

(1)	Incremental revenue from commercial assets represents the burn-off of Free Rent and is calculated as Free Rent incurred at assets in their initial lease-up for the three months ended September 30, 2022 multiplied by four. Incremental revenue from multifamily assets in their initial lease-up is calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly in-place rent per unit as of September 30, 2022, multiplied by 12, and assumes no rent growth. Excludes potential revenue from vacant retail space in multifamily assets in their initial lease-up. Average in-place rents were 8.4% below asking rents as of September 30, 2022. See page 39 for more detail.
(2)	Crystal City Marriott is excluded from the Percent Occupied metric.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from the Percent Occupied metric.
(4)	1700 M Street and 1831/1861 Wiehle Avenue (for which we are the ground lessor) are excluded from the Percent Occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Summary & Same Store NOI

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended September 30,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2022	2021	% Change
Same Store (2)
National Landing	27	7,327,446 SF/ 2,856 Units	7,051,642 SF/ 2,856 Units	90.6%	88.9%	$50,303	$45,962	9.4%
Other VA	4	1,058,111 SF	399,197 SF	95.2%	95.6%	5,200	6,345	(18.0)%
DC	18	1,629,541 SF/ 3,311 Units	913,509 SF/ 2,721 Units	91.2%	87.2%	17,422	13,616	28.0%
MD	4	513,647 SF/ 438 Units	513,647 SF/ 438 Units	95.6%	94.0%	5,184	4,119	25.9%
Total / weighted average	53	10,528,745 SF/ 6,605 Units	8,877,995 SF/ 6,015 Units	91.2%	89.0%	$78,109	$70,042	11.5%

Non-Same Store
National Landing	—	—	—	—	—	$—	$—	—
Other VA	1	—	—	—	—	199	5,127	(96.1)%
DC	1	432 Units	432 Units	93.8%	92.1%	2,104	5,071	(58.5)%
MD	1	322 Units	161 Units	81.5%	74.8%	342	1,253	(72.7)%
Total / weighted average	3	754 Units	593 Units	89.1%	85.8%	$2,645	$11,451	(76.9)%

Total Operating Portfolio
National Landing	27	7,327,446 SF/ 2,856 Units	7,051,642 SF/ 2,856 Units	90.6%	88.9%	$50,303	$45,962	9.4%
Other VA	5	1,058,111 SF	399,197 SF	95.2%	95.6%	5,399	11,472	(52.9)%
DC	19	1,629,541 SF/ 3,743 Units	913,509 SF/ 3,153 Units	91.4%	87.7%	19,526	18,687	4.5%
MD	5	513,647 SF/ 760 Units	513,647 SF/ 599 Units	93.1%	90.7%	5,526	5,372	2.9%
Operating Portfolio - Total / Weighted Average	56	10,528,745 SF/ 7,359 Units	8,877,995 SF/ 6,608 Units	91.1%	88.9%	$80,754	$81,493	(0.9)%

(1)	Crystal City Marriott, 2221 S. Clark Street - Residential, 900 W Street, and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Leased and Percent Occupied metrics.
(2)	Same Store refers to the pool of assets that were In-Service for the entirety of both periods being compared, which excludes assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

SUMMARY & SAME STORE NOI (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Nine Months Ended September 30,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2022	2021	% Change
Same Store (2)
National Landing	27	7,327,446 SF/ 2,856 Units	7,051,642 SF/ 2,856 Units	90.6%	88.9%	$152,583	$136,803	11.5%
Other VA	4	1,058,111 SF	399,197 SF	95.2%	95.6%	16,786	19,072	(12.0)%
DC	17	1,629,541 SF/ 2,878 Units	913,509 SF/ 2,305 Units	90.6%	86.7%	46,186	36,802	25.5%
MD	4	513,647 SF/ 438 Units	513,647 SF/ 438 Units	95.6%	94.0%	15,948	12,251	30.2%
Total / weighted average	52	10,528,745 SF/ 6,172 Units	8,877,995 SF/ 5,599 Units	91.0%	88.9%	$231,503	$204,928	13.0%

Non-Same Store
National Landing	—	—	—	—	—	$—	$—	—
Other VA	1	—	—	—	—	7,541	15,408	(51.1)%
DC	2	865 Units	848 Units	95.5%	92.1%	17,382	20,789	(16.4)%
MD	1	322 Units	161 Units	81.5%	74.8%	1,905	4,066	(53.1)%
Total / weighted average	4	1,187 Units	1,009 Units	92.3%	88.2%	$26,828	$40,263	(33.4)%

Total Operating Portfolio
National Landing	27	7,327,446 SF/ 2,856 Units	7,051,642 SF/ 2,856 Units	90.6%	88.9%	$152,583	$136,803	11.5%
Other VA	5	1,058,111 SF	399,197 SF	95.2%	95.6%	24,327	34,480	(29.4)%
DC	19	1,629,541 SF/ 3,743 Units	913,509 SF/ 3,153 Units	91.4%	87.7%	63,568	57,591	10.4%
MD	5	513,647 SF/ 760 Units	513,647 SF/ 599 Units	93.1%	90.7%	17,853	16,317	9.4%
Operating Portfolio - Total / Weighted Average	56	10,528,745 SF/ 7,359 Units	8,877,995 SF/ 6,608 Units	91.1%	88.9%	$258,331	$245,191	5.4%

See footnotes on page 21.

SUMMARY NOI (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended September 30, 2022 at JBG SMITH Share
	Consolidated	Unconsolidated	Commercial	Multifamily	Ground Leases and Other (7)	Total
Number of operating assets	45	11	35	19	2	56
Property rental (1)	$104,505	$11,194	$71,873	$43,201	$625	$115,699
Tenant expense reimbursement	6,101	466	5,381	1,023	163	6,567
Other revenue (2)	9,775	1,510	6,820	4,465	—	11,285
Total revenue	120,381	13,170	84,074	48,689	788	133,551

Operating expenses	(46,636)	(5,890)	(31,636)	(20,734)	(156)	(52,526)
Ground rent expense	(271)	—	(271)	—	—	(271)
Total expenses	(46,907)	(5,890)	(31,907)	(20,734)	(156)	(52,797)

Operating Portfolio NOI (3)	$73,474	$7,280	$52,167	$27,955	$632	$80,754

Annualized NOI	$292,898	$29,120	$207,670	$111,820	$2,528	$322,018
Additional Information
Free Rent (at 100% share)	$7,994	$1,876	$8,007	$1,863	$—	$9,870
Free Rent (at JBG SMITH Share)	$7,992	$666	$7,258	$1,400	$—	$8,658
Annualized Free Rent (at JBG SMITH Share) (4)	$31,968	$2,664	$29,032	$5,600	$—	$34,632
% occupied (at JBG SMITH Share) (5)	89.3%	83.5%	85.9%	93.7%	—	88.9%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$12,088	$1,204	$12,580	$712	$—	$13,292
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$12,088	$552	$11,960	$680	$—	$12,640

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $6.6 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $3.9 million of related party management fees at JBG SMITH Share. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2022 multiplied by four.
(5)	Crystal City Marriott, 2221 S. Clark Street - Residential, 900 W Street, and assets for which we are the ground lessor (1700 M Street and 1831/1861 Wiehle Avenue) are excluded from the Percent Leased and Percent Occupied metrics.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2022.
(7)	Includes 1700 M Street and 1831/1861 Wiehle Avenue for which we are the ground lessor. In 2021, the 1700 M Street ground lessee commenced construction on the site and provided us with a completion guarantee. The ground rent is currently $2.0 million per annum payable in equal quarterly installments. The ground rent will increase to $4.95 million per annum upon substantial completion of the ground lessee's construction but no later than December 4, 2023 and includes market escalations and CPI resets. The ground lease expires on December 4, 2117. In April 2022, we sold the leasehold interest in 1831/1861 Wiehle Avenue. Ground rent commenced on July 1, 2022 and is currently $500,000 per annum payable in equal monthly installments. The ground lease expires on April 29, 2121.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Summary NOI - Commercial

dollars in thousands	NOI for the Three Months Ended September 30, 2022 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other VA	DC	MD	Total
Number of operating assets	26	9	23	4	6	2	35
Property rental (1)	$62,278	$9,595	$56,572	$2,318	$7,425	$5,558	$71,873
Tenant expense reimbursement	4,943	438	3,301	804	1,100	176	5,381
Other revenue (2)	5,509	1,311	5,059	292	1,047	422	6,820
Total revenue	72,730	11,344	64,932	3,414	9,572	6,156	84,074

Operating expenses	(26,739)	(4,897)	(22,717)	(1,456)	(5,411)	(2,052)	(31,636)
Ground rent expense	(271)	—	—	(12)	—	(259)	(271)
Total expenses	(27,010)	(4,897)	(22,717)	(1,468)	(5,411)	(2,311)	(31,907)

Operating Portfolio NOI (3)	$45,720	$6,447	$42,215	$1,946	$4,161	$3,845	$52,167

Annualized NOI	$181,882	$25,788	$167,862	$7,784	$16,644	$15,380	$207,670
Additional Information
Free Rent (at 100% share)	$6,847	$1,160	$4,592	$913	$1,748	$754	$8,007
Free Rent (at JBG SMITH Share)	$6,847	$411	$4,556	$820	$1,128	$754	$7,258
Annualized Free Rent (at JBG SMITH Share) (4)	$27,388	$1,644	$18,224	$3,280	$4,512	$3,016	$29,032
% occupied (at JBG SMITH Share) (5)	86.0%	85.0%	86.5%	95.6%	73.6%	93.2%	85.9%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$11,440	$1,140	$6,544	$496	$5,088	$452	$12,580
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$11,440	$520	$6,544	$276	$4,688	$452	$11,960

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	Includes $4.9 million of parking revenue at JBG SMITH Share. Parking revenue in our commercial portfolio during the quarter was approximately 79% of pre-pandemic levels of approximately $25 million annually.
(3)	NOI excludes $2.3 million of related party management fees at JBG SMITH Share. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2022 multiplied by four.
(5)	Crystal City Marriott is excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2022.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Summary NOI - Multifamily

dollars in thousands	NOI for the Three Months Ended September 30, 2022 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	DC	MD	Total
Number of operating assets	17	2	4	12	3	19
Property rental (1)	$41,602	$1,599	$17,606	$22,548	$3,047	$43,201
Tenant expense reimbursement	995	28	85	917	21	1,023
Other revenue (2)	4,266	199	1,994	2,196	275	4,465
Total revenue	46,863	1,826	19,685	25,661	3,343	48,689

Operating expenses	(19,741)	(993)	(8,280)	(10,792)	(1,662)	(20,734)
Ground rent expense	—	—	—	—	—	—
Total expenses	(19,741)	(993)	(8,280)	(10,792)	(1,662)	(20,734)

Operating Portfolio NOI (3)	$27,122	$833	$11,405	$14,869	$1,681	$27,955

Annualized NOI	$108,488	$3,332	$45,620	$59,476	$6,724	$111,820
Additional Information
Free Rent (at 100% share)	$1,147	$716	$335	$1,109	$419	$1,863
Free Rent (at JBG SMITH Share)	$1,145	$255	$335	$855	$210	$1,400
Annualized Free Rent (at JBG SMITH Share) (4)	$4,580	$1,020	$1,340	$3,420	$840	$5,600
% occupied (at JBG SMITH Share) (5)	94.2%	77.6%	95.8%	92.6%	89.6%	93.7%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$648	$64	$—	$648	$64	$712
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$648	$32	$—	$648	$32	$680

(1)	Property rental revenue excludes straight-line rent adjustments and other GAAP adjustments, and includes payments associated with assumed lease liabilities. Average in-place rents were 8.4% below asking rents as of September 30, 2022.
(2)	Includes $1.7 million of parking revenue at JBG SMITH Share.
(3)	NOI excludes $1.6 million of related party management fees at JBG SMITH Share. See definition of NOI on page 52.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended September 30, 2022 multiplied by four.
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of September 30, 2022.

NOI RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss) attributable to common shareholders	$(19,293)	$893	$103,950	$(22,811)
Add:
Depreciation and amortization expense	50,056	56,726	157,597	178,130
General and administrative expense:
Corporate and other	12,072	12,105	42,669	38,475
Third-party real estate services	21,230	25,542	72,422	80,035
Share-based compensation related to Formation Transaction and special equity awards	548	3,480	4,369	12,866
Transaction and Other Costs	1,746	2,951	4,632	8,911
Interest expense	17,932	17,243	50,251	50,312
Loss on the extinguishment of debt	1,444	—	3,073	—
Income tax expense	166	217	2,600	4,527
Net income (loss) attributable to redeemable noncontrolling interests	(2,546)	103	15,712	(2,472)
Net income (loss) attributable to noncontrolling interests	258	—	174	(1,108)
Less:
Third-party real estate services, including reimbursements revenue	21,845	25,842	67,972	90,694
Other revenue	1,764	1,568	5,758	5,658
Income (loss) from unconsolidated real estate ventures, net	(13,867)	20,503	(12,829)	23,513
Interest and other income, net	984	192	16,902	163
Loss on the sale of real estate	—	—	158,631	11,290
Consolidated NOI	72,887	71,155	221,015	215,547
NOI attributable to unconsolidated real estate ventures at our share	7,107	7,336	22,371	22,951
Non-cash rent adjustments (1)	(6,018)	(3,701)	(9,787)	(12,554)
Other adjustments (2)	6,230	4,683	20,689	14,608
Total adjustments	7,319	8,318	33,273	25,005
NOI	$80,206	$79,473	$254,288	$240,552
Less: out-of-service NOI loss (3)	(548)	(2,019)	(4,043)	(4,638)
Operating Portfolio NOI	$80,754	$81,492	$258,331	$245,190
Non-Same Store NOI (4)	2,645	11,450	26,828	40,262
Same Store NOI (5)	$78,109	$70,042	$231,503	$204,928

Change in Same Store NOI	11.5%		13.0%
Number of properties in Same Store pool	53		52

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets, and Near-Term and Future Development Pipelines.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the assets that are owned, operated and In-Service for the entirety of both periods being compared.

LEASING ACTIVITY - OFFICE	SEPTEMBER 30, 2022 (Unaudited)

Leasing Activity - Office

square feet in thousands	Three Months Ended	Nine Months Ended
	September 30, 2022	September 30, 2022
Square feet leased:
At 100% share	216	807
At JBG SMITH Share	207	743
First-generation space: New	116	166
Second-generation space: New	3	98
Second-generation space: Renewal	88	479
Initial rent (1)	$45.87	$45.69
Straight-line rent (2)	$46.81	$45.03
Weighted average lease term (years)	8.0	7.4
Weighted average Free Rent period (months)	9.5	8.5
Second-generation space:
Square feet	91	577
Cash basis:
Initial rent (1)	$45.08	$45.52
Prior escalated rent	$46.33	$49.84
% change	(2.7)%	(8.7)%
GAAP basis:
Straight-line rent (2)	$43.96	$43.83
Prior straight-line rent	$41.73	$46.43
% change	5.3%	(5.6)%
Tenant improvements:
Per square foot	$70.54	$52.20
Per square foot per annum	$8.84	$7.08
% of initial rent	19.3%	15.5%
Leasing commissions:
Per square foot	$14.20	$12.44
Per square foot per annum	$1.78	$1.69
% of initial rent	3.9%	3.7%

Note: At JBG SMITH Share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by SF and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	SEPTEMBER 30, 2022 (Unaudited)

Net Effective Rent - Office

square feet in thousands, dollars per square feet, at JBG SMITH Share		Three Months Ended
	Five Quarter Weighted Average	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Square feet	267	207	326	210	468	126
Weighted average lease term (years)	7.4	8.0	8.0	5.8	8.0	5.4
Initial rent (1)	$45.16	$45.87	$40.34	$53.78	$44.41	$44.82
Base rent per annum (2)	$48.96	$52.06	$41.22	$65.64	$46.32	$45.78
Tenant improvements per annum	(5.59)	(8.84)	(4.24)	(10.80)	(3.00)	(4.68)
Leasing commissions per annum	(1.58)	(1.78)	(1.36)	(2.27)	(1.51)	(0.90)
Free Rent per annum	(4.59)	(4.57)	(2.96)	(7.31)	(4.79)	(3.60)
Net Effective Rent	$37.19	$36.87	$32.66	$45.26	$37.02	$36.60

National Landing
Square feet	159	184	52	133	337	89
Initial rent (1)	$45.51	$46.41	$48.00	$48.65	$43.58	$44.85
Net effective rent	$36.60	$36.93	$35.01	$40.06	$35.64	$35.36

Other VA
Square feet	42	1	123	12	60	16
Initial rent (1)	$44.70	$38.61	$48.49	$41.83	$38.05	$42.95
Net effective rent	$36.79	$30.76	$38.46	$31.52	$33.53	$40.43

DC
Square feet	28	9	24	66	32	9
Initial rent (1)	$60.41	$55.95	$47.34	$66.20	$62.30	$50.75
Net effective rent	$47.81	$42.94	$41.04	$49.02	$52.86	$43.86

MD
Square feet	38	13	127	—	38	11
Initial rent (1)	$32.87	$32.09	$27.95	$—	$46.74	$42.27
Net effective rent	$28.77	$25.44	$26.61	$—	$36.08	$32.33

Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the recognition of property rental revenue in accordance with GAAP. Weighted average lease term is weighted by SF and weighted average Free Rent period is weighted by Annualized Rent.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.
(2)	Represents the weighted average base rent before Free Rent, plus estimated tenant reimbursements recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by SF, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management's estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	SEPTEMBER 30, 2022 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent (1)	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot (1)	Expiration (1) (2)
Month-to-Month	34	126,140	1.6%	$3,492	1.0%	$27.68	$27.68
2022	28	198,260	2.6%	7,780	2.2%	39.24	39.26
2023	115	925,676	11.9%	40,793	11.6%	44.07	45.02
2024	79	1,346,648	17.3%	61,772	17.5%	45.87	46.93
2025	79	826,889	10.7%	37,035	10.5%	44.79	47.14
2026	61	257,651	3.3%	12,551	3.6%	48.71	52.77
2027	46	562,645	7.2%	26,344	7.5%	46.82	52.12
2028	50	389,786	5.0%	18,524	5.3%	47.52	54.75
2029	24	144,081	1.9%	6,823	1.9%	47.35	54.54
2030	27	390,163	5.0%	21,919	6.2%	56.18	67.30
Thereafter	106	2,596,008	33.5%	115,662	32.7%	45.24	56.26
Total / Weighted Average	649	7,763,947	100.0%	$352,695	100.0%	$45.66	$51.44

Note: Includes all in-place leases as of September 30, 2022 for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.7 years.

(1)	Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent.
(2)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by SF. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of September 30, 2022, or management's estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	SEPTEMBER 30, 2022 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024

Commercial
Operating	C	$11,440	$337	$819	$957	$2,286	$2,831	$2,831
Operating	U	520	55	56	108	130	130	130
Total		$11,960	$392	$875	$1,065	$2,416	$2,961	$2,961

Multifamily
Operating	C	$648	$69	$69	$124	$161	$162	$162
Operating	U	32	3	8	8	8	8	8
Under construction	C	696	—	—	—	—	—	13
Total		$1,376	$72	$77	$132	$169	$170	$183

Total		$13,336	$464	$952	$1,197	$2,585	$3,131	$3,144

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of September 30, 2022.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

TENANT CONCENTRATION	SEPTEMBER 30, 2022 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	52	2,127,926	27.4%	$85,922	24.4%
2	Amazon	8	1,035,347	13.3%	44,807	12.7%
3	Gartner, Inc	1	174,424	2.2%	12,397	3.5%
4	Lockheed Martin Corporation	2	207,095	2.7%	9,746	2.8%
5	Booz Allen Hamilton Inc	3	159,610	2.1%	7,922	2.2%
6	Greenberg Traurig LLP	1	101,602	1.3%	7,196	2.0%
7	Accenture LLP	2	116,736	1.5%	5,987	1.7%
8	Public Broadcasting Service	1	120,328	1.5%	4,737	1.3%
9	Evolent Health LLC	1	90,905	1.2%	4,693	1.3%
10	The International Justice Mission	1	74,833	1.0%	4,348	1.2%
11	Host Hotels & Resorts LP	1	55,009	0.7%	4,127	1.2%
12	American Diabetes Association	1	80,998	1.0%	3,666	1.0%
13	Willis Towers Watson US LLC	1	61,653	0.8%	3,216	0.9%
14	National Consumer Cooperative	1	65,736	0.8%	3,141	0.9%
15	WeWork	1	41,647	0.5%	2,909	0.8%
16	Management System Intl Inc	1	50,069	0.6%	2,816	0.8%
17	Whole Foods Market Group Inc	2	79,875	1.0%	2,622	0.7%
18	SAIC	3	53,882	0.7%	2,509	0.7%
19	The District of Columbia	4	52,134	0.7%	2,490	0.7%
20	Cushman & Wakefield U.S. Inc	1	38,008	0.5%	2,471	0.7%
	Other (1)	561	2,976,130	38.5%	134,973	38.5%
	Total	649	7,763,947	100.0%	$352,695	100.0%

Note: Includes all leases as of September 30, 2022 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

(1)	Includes JBG SMITH's lease for approximately 84,400 SF at 4747 Bethesda Avenue.

INDUSTRY DIVERSITY	SEPTEMBER 30, 2022 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	60	2,187,287	28.2%	$88,755	25.2%
2	Business Services	86	1,824,124	23.5%	87,298	24.8%
3	Government Contractors	50	934,983	12.0%	42,890	12.2%
4	Member Organizations	40	596,555	7.7%	29,738	8.4%
5	Real Estate	33	329,534	4.2%	16,497	4.7%
6	Food and Beverage	84	178,816	2.3%	10,289	2.9%
7	Health Services	30	269,632	3.5%	10,922	3.1%
8	Legal Services	20	149,094	1.9%	10,038	2.8%
9	Communications	6	125,842	1.6%	5,005	1.4%
10	Educational Services	12	81,279	1.0%	3,815	1.1%
	Other	228	1,086,801	14.1%	47,448	13.4%
	Total	649	7,763,947	100.0%	$352,695	100.0%

Note: Includes all in-place leases as of September 30, 2022 for office and retail space within our operating portfolio.

PORTFOLIO SUMMARY	SEPTEMBER 30, 2022 (Unaudited)

Portfolio Summary

				Potential
	Number	Rentable	Number of	Development
	of Assets	Square Feet	Units (1)	Density (2)

Wholly Owned
Operating	44	12,957,693	6,001	—
Under-Construction (3)	2	1,214,951	1,583	—
Near-Term Development	6	—	—	3,322,900
Future Development	8	—	—	5,129,200
Total (4)	60	14,172,644	7,584	8,452,100

Real Estate Ventures
Operating	12	3,723,417	1,358	—
Under-Construction	—	—	—
Near-Term Development	2	—	—	419,400
Future Development	8	—	—	3,670,600
Total	22	3,723,417	1,358	4,090,000

Total Portfolio	82	17,896,061	8,942	12,542,100

Total Portfolio (at JBG SMITH Share)	82	15,606,737	8,191	9,806,400

Note: At 100% share, unless otherwise indicated.

(1)	For Under-Construction assets, represents estimated number of units based on current design plans.
(2)	Includes estimated potential office, multifamily and retail development density.
(3)	See footnotes (3) and (4) on page 41.

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2022 (Unaudited)

Property Table - Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q3 2021‑2022 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2021 - 2022	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

National Landing
1550 Crystal Drive (5)	National Landing	100.0%	C	Y / Y	1980 / 2020	550,184	449,719	100,465	96.6%	96.1%	98.5%	$22,910	$42.69	$45.06
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,038	505,038	—	78.6%	66.3%	—	15,361	45.88	—
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,675	491,783	7,892	87.3%	87.1%	100.0%	20,856	48.38	16.17
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,906	416,979	51,927	88.0%	85.2%	97.4%	17,781	44.48	39.29
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	440,996	434,234	6,762	58.5%	58.6%	50.3%	12,093	47.01	38.33
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,374	390,317	12,057	88.0%	76.3%	92.6%	13,004	48.33	45.13
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,777	336,431	48,346	96.9%	96.8%	97.2%	15,831	45.12	24.15
241 18th Street S.	National Landing	100.0%	C	Y / Y	1977 / 2013	362,219	333,911	28,308	96.7%	97.2%	89.9%	13,577	40.38	18.32
251 18th Street S. (5)	National Landing	100.0%	C	Y / Y	1975 / 2013	337,886	293,818	44,068	90.3%	99.0%	32.7%	13,469	43.95	47.72
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	100.0%	100.0%	100.0%	11,379	33.84	35.42
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	329,607	317,394	12,213	98.0%	97.9%	100.0%	12,354	37.93	46.04
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	283,608	283,608	—	57.0%	57.0%	—	7,452	46.10	—
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,155	263,305	12,850	97.1%	93.4%	100.0%	10,185	40.15	24.12
1901 South Bell Street (5)	National Landing	100.0%	C	Y / Y	1968 / 2008	274,912	274,912	—	92.1%	92.1%	—	10,636	41.99	—
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,650	259,651	13,999	98.4%	100.0%	68.5%	11,805	43.29	59.05
Crystal City Marriott (345 Rooms) (6)	National Landing	100.0%	C	Y / Y	1968 / 2019	266,000	—	—	—	—	—	—	—	—
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	253,437	253,437	—	100.0%	100.0%	—	10,785	42.55	—
1800 South Bell Street	National Landing	100.0%	C	Y / Y	1969 / 2019	206,186	190,984	15,202	99.2%	100.0%	88.8%	8,402	43.67	4.55
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,708	202,708	—	74.5%	74.5%	—	7,308	48.39	—
Crystal City Shops at 2100 (5)	National Landing	100.0%	C	Y / Y	1968 / 2006	43,241	—	43,241	100.0%	—	100.0%	521	—	12.04
Crystal Drive Retail (5)	National Landing	100.0%	C	Y / Y	2003 / 2004	42,938	—	42,938	100.0%	—	100.0%	2,740	—	63.82
2221 S. Clark Street-Office	National Landing	100.0%	C	Y / Y	1964 / 2016	35,182	26,238	8,944	—	—	—	—	—	—
Central Place Tower (7)	Rosslyn	50.0%	U	Y / Y	2018 / N/A	551,608	524,330	27,278	99.3%	99.2%	100.0%	37,242	70.03	29.79

Other VA
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,759	277,397	26,362	99.3%	100.0%	81.9%	$15,207	$51.11	$47.72
Stonebridge at Potomac Town Center (8)	Prince William County	10.0%	U	Y / Y	2012 / N/A	504,327	—	504,327	97.4%	—	96.4%	15,751	—	32.41
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	146,676	133,922	12,754	66.4%	64.2%	72.3%	3,928	41.98	34.29
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	103,349	95,765	7,584	63.0%	68.0%	—	1,594	24.50	—

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2022 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q3 2021‑2022 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2021 - 2022	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

DC
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	375,461	344,141	31,320	85.2%	66.6%	92.6%	$17,103	$67.43	$57.20
L'Enfant Plaza Office-East (7)	Southwest	49.0%	U	Y / Y	1972 / 2012	399,163	399,163	—	70.7%	70.7%	—	14,044	49.79	—
L'Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	298,788	277,464	21,324	86.7%	86.7%	87.1%	11,968	48.06	21.97
L'Enfant Plaza Retail (7)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,291	16,596	102,695	70.6%	100.0%	63.4%	3,775	47.91	45.74
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	227,493	220,639	6,854	79.4%	78.8%	100.0%	9,086	50.67	40.72
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	209,345	199,591	9,754	89.1%	81.7%	82.8%	9,539	54.89	72.44

MD
4747 Bethesda Avenue (9)	Bethesda CBD	100.0%	C	Y / Y	2019 / N/A	300,508	286,199	14,309	98.0%	97.9%	100.0%	$20,826	$67.93	$125.82
One Democracy Plaza (7) (8)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,139	211,001	2,138	88.4%	86.9%	100.0%	5,252	28.28	32.16

Operating - Total / Weighted Average						10,528,745	9,044,221	1,218,524	87.9%	85.4%	89.0%	$403,764	$47.34	$36.94

Total at JBG SMITH Share
National Landing						7,051,642	6,320,178	465,464	88.4%	86.5%	87.9%	$257,069	$44.66	$36.04
Other VA						399,197	318,741	80,456	95.2%	95.6%	89.3%	17,776	49.62	37.05
DC						913,509	815,383	98,126	81.8%	73.6%	76.6%	37,843	56.95	48.82
MD						513,647	497,200	16,447	94.0%	93.2%	100.0%	26,078	52.24	113.64
Operating - Total / Weighted Average						8,877,995	7,951,502	660,493	88.3%	85.9%	86.7%	$338,766	$46.49	$40.07

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2022 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q2 2022	35	10,537,333	8,887,187
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	(9,933)	(9,933)
Portfolio reclassification	—	—	—
Building re-measurements	—	1,345	741

Q3 2022	35	10,528,745	8,877,995

See footnotes on page 37.

PROPERTY TABLE - COMMERCIAL	SEPTEMBER 30, 2022 (Unaudited)

Footnotes

Note:  At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office SF; annualized retail rent and retail SF are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents annualized retail rent divided by occupied retail SF. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	550,184	1,721
251 18th Street S.	337,886	1,480
1901 South Bell Street	274,912	1,924
Crystal City Shops at 2100	43,241	28,974
Crystal Drive Retail	42,938	14,027

(6)	Under the current management agreement, JBG SMITH receives 50% of the net cash flows from the hotel. Upon expiration on July 31, 2025, JBG SMITH expects to receive 100% of the cash flows. The Crystal City Marriott generated $2.5 million of Annualized NOI at JBG SMITH's share for the three months ended September 30, 2022. The Crystal City Marriott generated $1.8 million of NOI at JBG SMITH's share in 2019 while undergoing a rooms renovation and $3.5 million of NOI at JBG SMITH's share in 2018 before the renovation began.
(7)	The following assets are subject to ground leases:

Ground Lease
Commercial Asset	Expiration Date
Central Place Tower (a)(b)	6/2/2102
L'Enfant Plaza Office - East	11/23/2064
L'Enfant Plaza Retail	11/23/2064
One Democracy Plaza	11/17/2084

(a)	The ground lease is recorded as a financing lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.
(b)	We have an option to purchase the ground lease at a fixed price

(8)	Not Metro-Served.
(9)	Includes JBG SMITH's share for approximately 84,400 SF.

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2022 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q3 2021‑2022 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2021 - 2022	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

National Landing
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,327,551	1,324,889	2,662	97.2%	95.5%	100.0%	$35,904	$1,865	$2.36
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	97.3%	96.1%	100.0%	23,974	2,778	3.38
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	96.6%	96.6%	100.0%	8,115	2,624	2.59
2221 S. Clark Street- Residential (6)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	93.8%	91.8%	—	4,845	2,036	4.49

DC
West Half	Ballpark	100.0%	C	Y / Y	2019 / N/A	465	385,368	343,089	42,279	89.6%	85.8%	84.5%	$13,855	$2,406	$3.41
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	97.5%	94.5%	100.0%	9,656	1,856	2.55
The Wren (7)	U Street/Shaw	96.0%	C	Y / N	2020 / N/A	433	332,682	289,686	42,996	97.2%	92.1%	100.0%	11,784	2,193	3.27
The Batley	Union Market/NoMa/H Street	100.0%	C	N / N	2019 / N/A	432	300,388	300,388	—	93.8%	92.1%	—	11,432	2,394	3.46
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	96.8%	96.1%	—	11,528	3,532	3.65
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	94.9%	92.6%	88.8%	9,933	2,361	3.07
Atlantic Plumbing (8)	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,527	221,788	23,739	94.8%	95.2%	72.9%	9,497	2,468	3.42
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,530	202,715	22,815	96.0%	94.2%	100.0%	8,739	2,267	3.27
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,378	135,499	18,879	93.2%	96.9%	57.9%	5,572	2,611	3.11
900 W Street (6)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	93.7%	91.6%	—	4,883	4,677	6.14
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	91.6%	—	91.6%	1,620	—	—
The Gale Eckington	Union Market/NoMa/H Street	5.0%	U	Y / Y	2013 / N/A	603	466,716	465,516	1,200	97.2%	92.2%	100.0%	13,574	2,028	2.62

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,754	222,754	—	98.1%	95.9%	—	$5,560	$1,803	$2.17
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,143	112,143	—	97.6%	93.5%	—	2,834	1,485	2.26
8001 Woodmont (9)	Bethesda CBD	50.0%	U	N / N	2021 / N/A	322	363,979	344,405	19,574	81.5%	74.8%	95.1%	10,595	3,311	3.17

Operating - Total / Weighted Average (6)						7,359	6,152,365	5,755,090	397,275	95.2%	93.1%	93.3%	$194,172	$2,281	$2.90

Under-Construction

National Landing
1900 Crystal Drive (10)	National Landing	—	C			808	633,985	595,315	38,670
2000/2001 South Bell Street (10)	National Landing	—	C			775	580,966	561,961	19,005

Under-Construction - Total						1,583	1,214,951	1,157,276	57,675

Total						8,942	7,367,316	6,912,366	454,950

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2022 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q3 2021‑2022 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2021 - 2022	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

Totals at JBG SMITH Share (6)

National Landing						2,856	2,315,347	2,269,045	46,302	97.2%	95.8%	100.0%	$67,993	$2,184	$2.66
DC						3,153	2,681,556	2,353,005	328,552	94.8%	92.6%	92.2%	93,830	2,416	3.26
MD						599	516,887	507,100	9,787	92.2%	89.6%	95.1%	13,691	2,047	2.47
Operating - Total/Weighted Average						6,608	5,513,790	5,129,150	384,641	95.5%	93.7%	93.2%	$175,514	$2,283	$2.91
Operating excluding 8001 Woodmont						6,447	5,331,801	4,956,947	374,854	96.0%	94.1%	93.2%	$170,217	$2,262	$2.91
Under-Construction assets						1,583	1,214,951	1,157,276	57,675

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q2 2022	19	6,152,365 SF/ 7,359 Units	5,425,401 SF/ 6,496 Units
Acquisitions (8)	—	—	88,389 SF/ 112 Units
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	—	—

Q3 2022	19	6,152,365 SF/ 7,359 Units	5,513,790 SF/ 6,608 Units

Quarterly Rental Revenue and Occupancy Changes - Same Store Multifamily Assets
			Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
	Number of Assets	Number of Units	Q3 2022	Q3 2021	% Change	Q3 2022	Q3 2021	% Change	Q3 2022	Q3 2021	% Change
National Landing	3	2,640	$2,184	$2,000	9.2%	95.8%	96.0%	(0.2%)	$66,295	$60,823	9.0%
DC	8	2,099	2,462	2,330	5.7%	92.7%	95.0%	(2.3%)	57,445	55,733	3.1%
MD	2	438	1,682	1,560	7.8%	95.0%	97.3%	(2.3%)	8,394	7,975	5.3%
Total / Weighted Average	13	5,177	$2,252	$2,095	7.5%	94.4%	95.7%	(1.3%)	$132,134	$124,531	6.1%

Note: At JBG SMITH Share. Includes assets placed In-Service prior to July 1, 2021. Excludes North End Retail and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

See footnotes on page 40.

PROPERTY TABLE - MULTIFAMILY	SEPTEMBER 30, 2022 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Excludes North End Retail.
(5)	Represents multifamily rent divided by occupied multifamily SF; retail rent and retail SF are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(6)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.
(7)	On October 4, 2022, we acquired an additional 3.7% ownership interest in The Wren for $9.5 million, increasing our ownership interest to 99.7%.
(8)	In August 2022, we acquired the remaining 36.0% ownership interest in Atlantic Plumbing for $55.7 million, including the assumption of $36.0 million of debt. The asset was encumbered by a $100.0 million mortgage, which was repaid subsequent to the acquisition in August 2022.
(9)	On October 5, 2022, we acquired the remaining 50.0% ownership interest in 8001 Woodmont for $115.0 million, including the assumption of $51.9 million of debt at our share. The asset is encumbered by a $103.8 million mortgage, which is consolidated on our balance sheet as of the date of acquisition.
(10)	See footnotes (3) and (4) on page 41.

PROPERTY TABLE – UNDER-CONSTRUCTION	SEPTEMBER 30, 2022 (Unaudited)

Property Table – Under Construction

dollars in thousands, except per square foot data
					Schedule (1)			At JBG SMITH Share
			Estimated	Estimated		Estimated			Estimated	Estimated
		%	Square	Number of	Construction	Completion	Estimated	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Units	Start Date	Date	Stabilization Date	Cost (2)	Investment	Investment

Multifamily
National Landing
1900 Crystal Drive (3)	National Landing	—	633,985	808	Q1 2021	Q1 2024 - Q3 2024	Q1 2026	$239,756	$182,435	$422,191
2000/2001 South Bell Street (4)	National Landing	—	580,966	775	Q1 2022	Q1 2025 - Q3 2025	Q4 2026	57,743	285,692	343,435

Under-Construction - Total / Weighted Average			1,214,951	1,583

Under-Construction - Total / Weighted Average at JBG SMITH Share			1,214,951	1,583	Q3 2021	Q3 2024 - Q1 2025	Q3 2026	$297,499	$468,127	$765,626

Weighted average Projected NOI Yield at JBG SMITH Share:	Multifamily
Estimated Total Investment (5)	5.8%
Estimated Incremental Investment	9.5%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$44.2

Note: At 100% share, unless otherwise noted.

(1)	Average dates are weighted by JBG SMITH Share of estimated SF.
(2)	Historical Cost excludes certain GAAP adjustments, interest and ground lease costs. See definition of Historical Cost on page 52.
(3)	We leased the land underlying 1900 Crystal Drive to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 1900 Crystal Drive, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. In March 2021, the ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $227.0 million. As of September 30, 2022, $36.8 million was outstanding under the mortgage loan. See page 46 for additional information. The ground lessee was obligated to invest $17.5 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide the additional project funding through a mezzanine loan to the ground lessee. We determined that 1900 Crystal Drive is a variable interest entity ("VIE") and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 1900 Crystal Drive's full cost, debt balance and other metrics are included at 100% in the at JBG SMITH Share metrics presented within this Investor Package.
(4)	We leased the land underlying 2000/2001 South Bell Street to a lessee, which is constructing a multifamily asset comprising two towers with ground floor retail. The ground lessee has engaged us to be the development manager for the construction of 2000/2001 South Bell Street, and separately, we are the lessee in a master lease of the asset. We have an option to acquire the asset until a specified period after completion. In December 2021, the ground lessee entered into a mortgage loan collateralized by the leasehold interest with a maximum principal balance of $208.5 million and an interest rate of LIBOR plus 2.15%. As of September 30, 2022, no proceeds had been received from the mortgage loan. The ground lessee was obligated to invest $16.0 million of equity funding, all of which was funded, and JBG SMITH is obligated to provide additional project funding through a mezzanine loan to the ground lessee. We determined that 2000/2001 South Bell Street is a VIE and that we are the primary beneficiary of the VIE. Accordingly, we consolidated the VIE with the lessee's ownership interest shown as "Noncontrolling interests" in our condensed consolidated balance sheets. The ground lease, the mezzanine loan and the master lease described above are eliminated in consolidation. 2000/2001 South Bell Street's full cost, debt balance and other metrics are included at 100% in the at JBG SMITH Share metrics presented within this Investor Package.
(5)	Historical Cost of 1900 Crystal Drive includes $22.6 million of design costs, the majority of which were incurred prior to the Formation Transaction, that are not related to the current planned development. Excluding these costs, Projected NOI Yield on Estimated Total Investment would be 6.0%.

PROPERTY TABLE – NEAR-TERM DEVELOPMENT	SEPTEMBER 30, 2022 (Unaudited)

Property Table – Near-Term Development

dollars in thousands, except per square foot data

			Earliest
			Potential						Estimated	At JBG SMITH Share
		%	Construction	Entitlement	Estimated Potential Development Density (SF)				Number of	Historical
Asset	Submarket	Ownership	Start Date	Status	Total	Office	Multifamily	Retail	Units	Cost (1)

National Landing
Potomac Yard Landbay F - Block 15 - 3331 Exchange Avenue	National Landing	50.0%	2022	Fully Entitled	181,300	—	164,300	17,000	170	$8,120
Potomac Yard Landbay F - Block 19 - 3330 Exchange Avenue	National Landing	50.0%	2022	Fully Entitled	238,100	—	214,800	23,300	240	9,835
2250 Crystal Drive	National Landing	100.0%	2023	Entitlement In Process	677,100	—	677,100	—	825	24,441
223 23rd Street	National Landing	100.0%	2023	Entitlement In Process	512,800	—	512,800	—	620	19,005
2525 Crystal Drive	National Landing	100.0%	2024	Entitlement In Process	370,000	—	370,000	—	500	12,789
101 12th Street	National Landing	100.0%	Pre-lease Dependent	Fully Entitled	239,600	234,400	—	5,200	—	11,010
DC
5 M Street Southwest	Ballpark	100.0%	2022	Fully Entitled	705,400	—	675,400	30,000	615	29,048
Gallaudet Parcel 1-3 (2)	Union Market/NoMa/H Street	100.0%	2023	Fully Entitled	818,000	—	756,400	61,600	840	23,175

Total					3,742,300	234,400	3,370,800	137,100	3,810	$137,423

Total at JBG SMITH Share
National Landing					2,009,300	234,400	1,749,500	25,400	2,150	$85,200
DC					1,523,400	—	1,431,800	91,600	1,455	52,223
					3,532,700	234,400	3,181,300	117,000	3,605	$137,423

				Fully Entitled	1,972,800	234,400	1,621,400	117,000	1,660
				Entitlement In Process	1,559,900	—	1,559,900	—	1,945
					3,532,700	234,400	3,181,300	117,000	3,605

Note: Represents select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

(1)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 52.
(2)	Controlled through an option to acquire a leasehold interest with estimated stabilized annual ground rent payments totaling approximately $1.8 million. As of September 30, 2022, the weighted average remaining term for the option is 1.0 year.

PROPERTY TABLE – FUTURE DEVELOPMENT	SEPTEMBER 30, 2022 (Unaudited)

Property Table – Future Development

dollars in thousands, except per square foot data, at JBG SMITH Share					Estimated			Estimated	Estimated
					Commercial		Estimated	Capitalized	Capitalized		Estimated
					SF / Multifamily		Remaining	Cost of SF /	Cost of	Estimated	Total
	Number of	Estimated Potential Development Density (SF)			Units to be	Historical	Acquisition	Units to Be	Ground Rent	Total	Investment
Region	Assets	Total	Office	Multifamily	Replaced (1)	Cost (2)	Cost (3)	Replaced (4)	Payments (5)	Investment (6)	per SF

Owned
VA
National Landing	7	4,491,500	1,113,000	3,378,500	206,186 SF	$178,357	N/A	$91,067	$—	$269,424	$59.99
Other VA	2	145,700	89,700	56,000	21,776 SF	1,432	N/A	2,156	—	3,588	24.63
	9	4,637,200	1,202,700	3,434,500	227,962 SF	$179,789	N/A	$93,223	$—	$273,012	$58.87
DC
DC	5	852,900	149,600	703,300	—	$71,171	N/A	$—	$—	$71,171	$83.45
Total / weighted average	14	5,490,100	1,352,300	4,137,800	227,962 SF	$250,960	N/A	$93,223	$—	$344,183	$62.69

Optioned (7)
DC
DC	2	783,600	—	783,600	—	$11,638	$7,850	$—	$40,580	$60,068	$76.66

Total / Weighted Average	16	6,273,700	1,352,300	4,921,400	227,962 SF	$262,598	$7,850	$93,223	$40,580	$404,251	$64.44

Total / Weighted Average (Fully Entitled and Entitlement In Process)	13	6,051,200	1,335,700	4,715,500	227,962 SF	$260,980	$ N/A	$93,223	$40,580	$394,783	$65.24

Entitlement Status
Fully Entitled	7	1,432,500	673,200	759,300
Entitlement In Process	6	4,618,700	662,500	3,956,200
Encumbered / Not Currently Entitling	3	222,500	16,600	205,900
Total	16	6,273,700	1,352,300	4,921,400

(1)	Represents management's estimate of the total office and/or retail rentable SF and multifamily units currently included in our operating portfolio that would need to be redeveloped to access some of the Estimated Potential Development Density.
(2)	Historical Cost includes certain intangible assets, such as option and transferable density rights values recorded as part of the Formation Transaction; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 52.
(3)	Represents management's estimate of remaining deposits, option payments, and option strike prices as of September 30, 2022.
(4)	Capitalized value of estimated commercial SF / multifamily units to be replaced, which generated $1.4 million of NOI for the three months ended September 30, 2022 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate.
(5)	Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. One optioned parcel is a leasehold interest with estimated stabilized annual ground rent payments totaling $2.0 million.
(6)	Represents Historical Cost plus incremental costs to access the Estimated Potential Development Density, but does not include potential entitlement costs or infrastructure costs.
(7)	As of September 30, 2022, the weighted average remaining term for the optioned Future Development Pipeline assets is 2.7 years.

DISPOSITION AND RECAPITALIZATION ACTIVITY	SEPTEMBER 30, 2022 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share
					Total Square Feet/
					Estimated Potential
					Development
	Ownership				Density	Gross Sales
Assets	Percentage	Asset Type	Location	Date Disposed	(Square Feet)	Price

Q1 2022
The Alaire, The Terano and 12511 Parklawn Drive	1.8% to 18.0%	Multifamily / Future Development	Rockville, MD	January 27, 2022	51,546 / 1,170	$15,384
Development Parcel	100.0%	Future Development	Arlington, VA	March 28, 2022	—	3,250
Subtotal					51,546 / 1,170	$18,634

Q2 2022
Universal Buildings	100.0%	Commercial	Washington, DC	April 1, 2022	659,459	$228,000
Galvan	1.8%	Multifamily	Rockville, MD	May 10, 2022	7,025	2,745
Pen Place	100.0%	Other	Arlington, VA	May 25, 2022	2,082,000	198,000
1900 N Street	55.0%	Commercial	Washington, DC	June 1, 2022	148,226	145,750
Subtotal					814,710 / 2,082,000	$574,495

Q3 2022
None

Total					866,256 / 2,083,170	$593,129

Recapitalization and Other Activity:

In January 2022, we sold investments in equity securities for $17.8 million, resulting in a realized gain of $13.9 million.

On April 13, 2022, we formed an unconsolidated real estate venture with affiliates of Fortress to recapitalize a 1.6 million square foot office portfolio and land parcels valued at $580.0 million comprising four wholly owned commercial assets (7200 Wisconsin Avenue, 1730 M Street, RTC-West/RTC-West Trophy Office/RTC-West Land and Courthouse Plaza 1 and 2). Fortress contributed $131.0 million for a 66.5% interest in the venture. In connection with the transaction, the real estate venture obtained mortgage loans totaling $458.0 million secured by the properties, of which $402.0 million was drawn at closing. We provide asset management, property management and leasing services to the venture. Because our interest in the venture is subordinated to a 15% preferred return to Fortress, we do not anticipate receiving any near-term cash flow distributions from it. As of September 30, 2022, our investment in the venture was zero, and we have discontinued applying the equity method as we have not guaranteed its obligations or otherwise committed to providing financial support. These assets, as well as the associated non-recourse mortgages payable, held through an unconsolidated real estate venture are excluded from the occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package.

On April 29, 2022, we sold a 99-year term leasehold interest in a future development asset located in Reston, VA.

DEBT SUMMARY	SEPTEMBER 30, 2022 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share	2022	2023	2024	2025	2026	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment) (1)	$—	$—	$—	$100,000	$—	$—	$100,000
Term loans ($600 million commitment)	—	—	—	200,000	—	350,000	550,000
Total unsecured debt	—	—	—	300,000	—	350,000	650,000
Secured Debt:
Consolidated principal balance	—	275,736	124,921	391,029	141,816	820,446	1,753,948
Unconsolidated principal balance	22,460	108,127	—	33,000	—	51,905	215,492
Total secured debt	22,460	383,863	124,921	424,029	141,816	872,351	1,969,440

Total Consolidated and Unconsolidated Principal Balance	$22,460	$383,863	$124,921	$724,029	$141,816	$1,222,351	$2,619,440

% of total debt maturing	0.9%	14.7%	4.8%	27.6%	5.4%	46.6%	100.0%
% floating rate (2)	100.0%	56.1%	—	13.8%	66.5%	52.8%	41.1%
% fixed rate (3)	—	43.9%	100.0%	86.2%	33.5%	47.2%	58.9%

Weighted Average Interest Rates
Variable rate (4)	5.23%	5.64%	—	4.29%	4.95%	4.50%	4.77%
Fixed rate	—	5.13%	3.97%	3.83%	4.18%	3.73%	3.95%
Total Weighted Average Interest Rates	5.23%	5.42%	3.97%	3.89%	4.69%	4.14%	4.29%

	Credit Facility
	Revolving
	Credit	Tranche A‑1	Tranche A‑2	Total/Weighted
	Facility (1)	Term Loan	Term Loan	Average
Credit limit	$1,000,000	$200,000	$400,000	$1,600,000
Outstanding principal balance	$100,000	$200,000	$350,000	$650,000
Letters of credit	$467	$—	$—	$467
Undrawn capacity	$899,533	$—	$50,000	$949,533
Interest rate spread (5)	1.15%	1.15%	1.25%	1.22%
All-In interest rate (6)	4.19%	2.61%	3.40%	3.29%
Initial maturity date	Jan‑25	Jan‑25	Jul‑28	—

(1)	In October 2022, we repaid our outstanding revolving credit facility of $100.0 million.
(2)	Floating rate debt includes floating rate loans with interest rate caps.
(3)	Fixed rate debt includes floating rate loans with interest rate swaps. Including caps, 85.8% of our debt is fixed or hedged.
(4)	For floating rate loans with interest rate caps, the weighted average cap strike is 2.57% for consolidated debt, and 2.64% for all debt, and the weighted average maturity date of the caps is September 11, 2023. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(5)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(6)	The all-in interest rate is inclusive of interest rate swaps. As of September 30, 2022, we had interest rates swaps for the Tranche A-1 Term Loan and the Tranche A-2 Term Loan.

DEBT BY INSTRUMENT	SEPTEMBER 30, 2022 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
2121 Crystal Drive	100.0%	$131,535	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	37,031	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%	107,170	S + 1.71%	—	4.75%	06/30/23	06/30/24
2101 L Street	100.0%	124,921	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
Credit Facility - Revolving Credit Facility (4)	100.0%	100,000	S + 1.15%	—	4.19%	01/07/25	01/07/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
1900 Crystal Drive (5)	—	36,816	S + 3.11%	Cap	6.15%	04/25/26	04/25/26
1215 S. Clark Street (6)	100.0%	105,000	L + 1.25%	Swap	4.18%	12/22/26	12/22/26
Credit Facility - Tranche A‑1 Term Loan	100.0%	200,000	S + 1.15%	Swap	2.61%	01/14/25	01/14/27
2000/2001 South Bell Street (7)	—	—	L + 2.15%	—	5.29%	01/22/27	01/22/27
4747 Bethesda Avenue	100.0%	175,000	S + 1.35%	Cap	4.39%	02/20/27	02/20/27
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
Credit Facility - Tranche A‑2 Term Loan	100.0%	350,000	S + 1.25%	Swap	3.40%	01/13/28	01/13/28
1225 S. Clark Street	100.0%	85,000	L + 1.60%	—	4.74%	07/27/28	07/27/28
WestEnd25	100.0%	97,500	S + 1.45%	Swap	4.16%	08/05/29	08/05/29
1221 Van Street (8)	100.0%	87,253	L + 2.51%	Cap	4.50%	08/01/30	08/01/30
220 20th Street (8)	100.0%	80,240	L + 2.51%	Cap	4.50%	08/01/30	08/01/30
The Bartlett (8)	100.0%	217,453	L + 2.51%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,403,948
Premium / (discount) recognized as a result of the Formation Transaction		476
Deferred financing costs - mortgage loans (9)		(15,129)
Deferred financing costs - credit facility (9)		(6,866)
Total Consolidated Indebtedness		$2,382,429

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,741,605
Revolving credit facility		100,000
Deferred financing costs, net (included in other assets) (9)		(6,064)
Unsecured term loans		546,888
Total Consolidated Indebtedness		$2,382,429

DEBT BY INSTRUMENT	SEPTEMBER 30, 2022 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
Stonebridge at Potomac Town Center	10.0%	84,600	L + 2.50%	—	5.64%	12/10/22	12/10/22
L'Enfant Plaza Office - North, L'Enfant Plaza Office - East, L'Enfant Plaza Retail (10)	49.0%	208,984	L + 3.65%	Cap	6.65%	05/09/23	05/09/24
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	46,996	S + 2.10%	—	5.14%	11/29/22	11/29/24
The Foundry (10)	9.9%	58,000	L + 1.40%	Cap	4.40%	12/12/23	12/12/24
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
The Gale Eckington	5.0%	110,813	L + 1.60%	—	4.74%	12/31/22	12/31/25
8001 Woodmont	50.0%	103,810	4.82%	Fixed	4.82%	01/15/27	01/15/27
Total Unconsolidated Principal Balance		673,203
Deferred financing costs		(393)
Total Unconsolidated Indebtedness		$672,810

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,403,948
Unconsolidated principal balance at JBG SMITH Share		215,492
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,619,440

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,382,429
Unconsolidated indebtedness at JBG SMITH Share		215,341
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		2,597,770

(1)	For floating rate loans with interest rate caps, the weighted average cap strike is 2.57% for consolidated debt, and 2.64% for all debt, and the weighted average maturity date of the caps is September 11, 2023. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	September 30, 2022 one-month LIBOR of 3.14% or one-month term SOFR of 3.04%, as applicable, applied to loans, which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	In October 2022, we repaid our outstanding revolving credit facility of $100.0 million.
(5)	In March 2021, we leased the land associated with 1900 Crystal Drive to a lessee which will construct the asset. In March 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $227.0 million. See footnote (3) on page 41 for additional information.
(6)	The notional value of the 1215 S. Clark Street interest rate swap was $47.5 million.
(7)	In December 2021, we leased the land associated with 2000/2001 South Bell Street to a lessee which will construct the asset. In December 2021, the ground lessee entered into a mortgage loan collateralized by the asset with a maximum principal balance of $208.5 million. See footnote (4) on page 41 for additional information.
(8)	The base rate for these loans was 1.99% as of September 30, 2022.
(9)	As of September 30, 2022, net deferred financing costs related to unfunded mortgage loans totaling $2.3 million and the revolving credit facility totaling $3.8 million were included in "Other assets, net" in our condensed consolidated balance sheet.
(10)	The base rate for these loans was 3.00% as of September 30, 2022.

CONSOLIDATED AND UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2022 (Unaudited)

Unconsolidated Real

Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Consolidated Real Estate Ventures
MRP Realty
The Wren (1)	Multifamily	Washington, DC	U Street/Shaw	96.0%	332,682

Total Consolidated Real Estate Ventures					332,682

Unconsolidated Real Estate Ventures
Landmark
L'Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	399,163
L'Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	298,788
L'Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,291
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	146,676
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	103,349
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
					1,876,767

J.P. Morgan Global Alternatives (2)
Potomac Yard Landbay F - Block 15 - 3331 Exchange Avenue	Multifamily	Alexandria, VA	National Landing	50.0%	181,300
Potomac Yard Landbay F - Block 19 - 3330 Exchange Avenue	Multifamily	Alexandria, VA	National Landing	50.0%	238,100
Potomac Yard Landbay G	Future Development	Alexandria, VA	National Landing	50.0%	712,000
Potomac Yard Landbay F	Future Development	Alexandria, VA	National Landing	50.0%	901,000
					2,032,400

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	504,327
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	227,493
The Gale Eckington	Multifamily	Washington, DC	Union Market / NoMa / H Street	5.0%	466,716
					1,198,536

CONSOLIDATED AND UNCONSOLIDATED REAL ESTATE VENTURES	SEPTEMBER 30, 2022 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Canadian Pension Plan Investment Board
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	209,345

Bresler / Brookfield
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	265,800
51 N Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	Union Market / NoMa / H Street	30.0%	142,200
					585,500

Prudential Global Investment Management
Central Place Tower	Commercial	Arlington, VA	Rosslyn	50.0%	551,608

Berkshire Group
8001 Woodmont (3)	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	363,979

Total Unconsolidated Real Estate Ventures					7,480,735

Note:  Total SF at 100% share.

(1)	On October 4, 2022, we acquired an additional 3.7% ownership interest in The Wren for $9.5 million, increasing our ownership interest to 99.7%.
(2)	J.P. Morgan Global Alternatives is the advisor for an institutional investor.
(3)	On October 5, 2022, we acquired the remaining 50.0% ownership interest in 8001 Woodmont for $115.0 million.

DEFINITIONS	SEPTEMBER 30, 2022

Definitions

"Annualized Rent" is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of September 30, 2022, multiplied by 12, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of September 30, 2022, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics). The in-place monthly base rent does not take into consideration temporary rent relief arrangements.

"Annualized Rent per Square Foot" is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to the Near-Term Development and Future Development Pipelines.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains and losses on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, income from investments, business interruption insurance proceeds and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 15.

"Estimated Incremental Investment" means management's estimate of the remaining cost to be incurred in connection with the development of an asset as of September 30, 2022, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses. Actual incremental investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of September 30, 2022. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

DEFINITIONS	SEPTEMBER 30, 2022

"Estimated Total Investment" means, with respect to the development of an asset, the sum of the Historical Cost in such asset and the Estimated Incremental Investment for such asset. Actual total investment may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies. For Future Development assets, Estimated Total Investment represents Historical Cost plus incremental costs to access the Estimated Potential Development Density, but does not include potential entitlement costs or infrastructure costs.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust's Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, impairment write-downs of right-of-use assets associated with leases in which we are a lessee, gains (or losses) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, income from investments, business interruption insurance proceeds, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 16-17.

"Future Development Pipeline" refers to assets that are development opportunities on which we do not intend to commence construction within the next three years where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into, a leasehold interest with respect to land.

DEFINITIONS	SEPTEMBER 30, 2022

"GAAP" means accounting principles generally accepted in the United States.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of September 30, 2022.

"In-Service" refers to commercial or multifamily operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of September 30, 2022.

"JBG SMITH Share" or "our share" refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended September 30, 2022 divided by occupied units; retail rent is excluded from this metric.

"Near-Term Development Pipeline" refers to select assets that have the potential to commence construction over the next three years, subject to receipt of full entitlements, completion of design and market conditions.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Annualized NOI", "Estimated Stabilized NOI" and "Projected NOI Yield" are non-GAAP financial measures management uses to assess a segment's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure of our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended September 30, 2022 multiplied by four. Due to seasonality in the hospitality business, Annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of September 30, 2022. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to

DEFINITIONS	SEPTEMBER 30, 2022

control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

This Investor Package also contains management's estimate of stabilized NOI and projections of NOI yield for Under-Construction and Near-Term Development Pipeline assets, which are based on management's estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management's plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management's projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the Projected NOI Yield set forth in this Investor Package will be achieved.

Projected NOI Yield means our Estimated Stabilized NOI reported as a percentage of (i) Estimated Total Investment and (ii) Estimated Incremental Investment. Actual initial full year stabilized NOI yield may vary from the Projected NOI Yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the Projected NOI Yields described in this Investor Package.

We do not provide reconciliations for non-GAAP estimates on a future basis, including Estimated Stabilized NOI and expected Annualized NOI because we are unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income (loss). Additionally, no reconciliation of Projected NOI Yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of September 30, 2022, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of September 30, 2022, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses", a non-GAAP financial measure, represents general and administrative expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the general and administrative expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended September 30, 2022.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

DEFINITIONS	SEPTEMBER 30, 2022

"Signed But Not Yet Commenced Leases" means leases that, as of September 30, 2022, have been executed but for which rent has not commenced.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management's estimate of approximate rentable square feet, (iii) for Under-Construction assets, management's estimate of approximate rentable square feet based on current design plans as of September 30, 2022, and (iv) for Near-Term and Future Development Pipeline assets, management's estimate of developable gross square feet based on current business plans with respect to real estate owned or controlled as of September 30, 2022.

"Transaction and Other Costs" include demolition costs, integration and severance costs, pursuit costs related to other completed, potential and pursued transactions, as well as other expenses.

"Under-Construction" refers to assets that were under construction during the three months ended September 30, 2022.

.

APPENDIX – TRANSACTION AND OTHER COSTS	SEPTEMBER 30, 2022

	Three Months Ended
dollars in thousands	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

Transaction and Other Costs
Demolition costs	$—	$406	$22	$704	$1,422
Integration and severance costs	1,146	727	145	422	154
Completed, potential and pursued transaction expenses	600	854	732	392	1,375
Total (1)	$1,746	$1,987	$899	$1,518	$2,951

(1)	For Q1 2022 and Q4 2021, excludes $34,000 and $0.6 million of transaction costs attributable to noncontrolling interests.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Are Appendix – EBITDAAre and Adjusted EBITDA

	Three Months Ended
dollars in thousands	Q3 2022		Q2 2022		Q1 2022		Q4 2021		Q3 2021

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$(21,581)		$141,494		$(77)		$(63,334)		$996
Depreciation and amortization expense	50,056		49,479		58,062		58,173		56,726
Interest expense	17,932		16,041		16,278		17,649		17,243
Income tax expense (benefit)	166		2,905		(471)		(986)		217
Unconsolidated real estate ventures allocated share of above adjustments	7,725		9,494		9,829		9,696		10,147
EBITDA attributable to noncontrolling interests	(28)		(47)		(26)		546		(54)
EBITDA	$54,270		$219,366		$83,595		$21,744		$85,275
(Gain) loss on the sale of real estate	—		(158,767)		136		—		—
Gain on the sale of unconsolidated real estate assets	—		(936)		(5,243)		—		(23,137)
Real estate impairment loss (1)	—		—		—		25,144		—
Impairment related to unconsolidated real estate ventures (2)	15,401		—		—		23,883		1,380

EBITDAre	$69,671		$59,663		$78,488		$70,771		$63,518
Transaction and Other Costs, net of noncontrolling interests (3)	1,746		1,987		865		888		2,951
Business interruption insurance proceeds	—		—		—		(4,517)		—
(Income) loss from investments, net	567		(1,217)		(14,071)		(3,620)		—
Loss on the extinguishment of debt	1,444		1,038		591		—		—
Share-based compensation related to Formation Transaction and special equity awards	548		1,577		2,244		3,459		3,480
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(18)		(124)		(441)		(181)		(280)
Lease liability adjustments	—		—		—		(134)		—
Unconsolidated real estate ventures allocated share of above adjustments	34		1,841		204		(497)		130

Adjusted EBITDA	$73,992		$64,765		$67,880		$66,169		$69,799

Net Debt to Annualized Adjusted EBITDA (4)	7.9	x	8.1	x	9.6	x	9.6	x	7.9	x

Net Debt (at JBG SMITH Share)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Consolidated indebtedness (5)	$2,382,429	$2,000,762	$2,464,640	$2,464,927	$2,063,426
Unconsolidated indebtedness (5)	215,341	279,534	362,861	370,743	362,698
Total consolidated and unconsolidated indebtedness	2,597,770	2,280,296	2,827,501	2,835,670	2,426,124
Less: cash and cash equivalents	272,388	181,882	207,568	282,097	213,612
Net Debt (at JBG SMITH Share)	$2,325,382	$2,098,414	$2,619,933	$2,553,573	$2,212,512

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully-vested incentive equity awards that are convertible into OP Units.

(1)	In connection with the preparation and review of our annual financial statements, we determined that certain assets were impaired and recorded impairment losses in Q4 2021 totaling $25.1 million.
(2)	Includes impairments on real estate assets taken by unconsolidated real estate ventures and an impairment of our investment in an unconsolidated real estate venture related to a decrease in the value of the underlying asset.
(3)	See page 55 for the components of Transaction and Other Costs.
(4)	Calculated using Net Debt. Adjusted EBITDA is annualized by multiplying by four.
(5)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Appendix – FFO, Core FFO and FAD

	Three Months Ended
in thousands, except per share data	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

FFO and Core FFO
Net income (loss) attributable to common shareholders	$(19,293)	$123,275	$(32)	$(56,446)	$893
Net income (loss) attributable to redeemable noncontrolling interests	(2,546)	18,248	10	(6,256)	103
Net income (loss) attributable to noncontrolling interests	258	(29)	(55)	(632)	—
Net income (loss)	(21,581)	141,494	(77)	(63,334)	996
(Gain) loss on the sale of real estate, net of tax	—	(155,642)	136	—	—
Gain on the sale of unconsolidated real estate assets	—	(936)	(5,243)	—	(23,137)
Real estate depreciation and amortization	47,840	47,242	55,517	55,902	54,547
Real estate impairment loss, net of tax (1)	—	—	—	24,301	—
Impairment related to unconsolidated real estate ventures (2)	15,401	—	—	23,883	1,380
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	4,999	6,416	6,870	6,626	7,002
FFO attributable to noncontrolling interests	(336)	(47)	(26)	546	(54)
FFO Attributable to OP Units	$46,323	$38,527	$57,177	$47,924	$40,734
FFO attributable to redeemable noncontrolling interests	(6,227)	(4,966)	(5,877)	(4,792)	(4,703)
FFO Attributable to Common Shareholders	$40,096	$33,561	$51,300	$43,132	$36,031

FFO attributable to OP Units	$46,323	$38,527	$57,177	$47,924	$40,734
Transaction and Other Costs, net of tax and noncontrolling interests (3)	1,597	1,892	843	865	2,928
Business interruption insurance proceeds	—	—	—	(4,517)	—
(Income) loss from investments, net	567	(957)	(10,538)	(2,711)	—
(Gain) loss from mark-to-market on derivative instruments, net of noncontrolling interests	(2,779)	(2,027)	(3,367)	(292)	37
Loss on the extinguishment of debt	1,444	1,038	591	—	—
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(18)	(124)	(441)	(181)	(280)
Share-based compensation related to Formation Transaction and special equity awards	548	1,577	2,244	3,459	3,480
Lease liability adjustments	—	—	—	(134)	—
Amortization of management contracts intangible, net of tax	1,105	1,106	1,105	1,073	1,072
Unconsolidated real estate ventures allocated share of above adjustments	(416)	1,593	(48)	(543)	112
Core FFO Attributable to OP Units	$48,371	$42,625	$47,566	$44,943	$48,083
Core FFO attributable to redeemable noncontrolling interests	(7,158)	(5,494)	(4,889)	(4,494)	(5,552)
Core FFO Attributable to Common Shareholders	$41,213	$37,131	$42,677	$40,449	$42,531
FFO per diluted common share	$0.35	$0.26	$0.40	$0.33	$0.27
Core FFO per diluted common share	$0.36	$0.28	$0.34	$0.31	$0.32
Weighted average shares - diluted (FFO and Core FFO)	114,387	131,327	126,688	129,009	131,351

See footnotes on page 58.

APPENDIX - FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

in thousands, except per share data	Three Months Ended
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021

FAD
Core FFO attributable to OP Units	$48,371	$42,625	$47,566	$44,943	$48,083
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (4)	(10,094)	(13,300)	(13,702)	(21,773)	(12,124)
Straight-line and other rent adjustments (5)	(6,018)	(1,978)	(1,791)	(2,985)	(3,701)
Third-party lease liability assumption payments	—	(25)	—	—	(422)
Share-based compensation expense	5,714	10,171	10,493	9,663	7,805
Amortization of debt issuance costs	1,122	1,135	1,176	1,142	1,126
Unconsolidated real estate ventures allocated share of above adjustments	(2,618)	(289)	(648)	(1,332)	(1,478)
Non-real estate depreciation and amortization	740	760	1,068	795	703
FAD available to OP Units (A)	$37,217	$39,099	$44,162	$30,453	$39,992
Distributions to common shareholders and unitholders (B)	$29,833	$31,768	$32,603	$33,137	$33,688
FAD Payout Ratio (B÷A) (6)	80.2%	81.3%	73.8%	108.8%	84.2%

Capital Expenditures
Maintenance and recurring capital expenditures	$4,944	$6,091	$4,820	$8,121	$7,404
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	84	312	82	168	265
Second-generation tenant improvements and leasing commissions	5,038	6,713	8,594	12,815	3,762
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	28	184	206	669	693
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	10,094	13,300	13,702	21,773	12,124
Non-recurring capital expenditures	13,832	13,552	12,810	15,008	5,885
Share of non-recurring capital expenditures from unconsolidated real estate ventures	9	37	12	145	177
First-generation tenant improvements and leasing commissions	13,627	4,197	4,450	6,229	2,603
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	321	244	473	987	93
Non-recurring capital expenditures	27,789	18,030	17,745	22,369	8,758
Total JBG SMITH Share of Capital Expenditures	$37,883	$31,330	$31,447	$44,142	$20,882

(1)	In connection with the preparation and review of our annual financial statements, we determined that certain assets were impaired and recorded impairment losses in Q4 2021 totaling $25.1 million ($24.3 million after tax).
(2)	Includes impairments on real estate assets taken by unconsolidated real estate ventures and an impairment of our investment in an unconsolidated real estate venture related to a decrease in the value of the underlying asset.
(3)	See page 55 for the components of Transaction and Other Costs.
(4)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(5)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	SEPTEMBER 30, 2022 (Unaudited)

Appendix – NOI Reconciliations

in thousands	Three Months Ended
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Net income (loss) attributable to common shareholders	$(19,293)	$(32)	$(56,446)	$893	$(2,973)
Add:
Depreciation and amortization expense	50,056	58,062	58,173	56,726	56,678
General and administrative expense:
Corporate and other	12,072	15,815	15,344	12,105	13,895
Third-party real estate services	21,230	27,049	27,124	25,542	25,557
Share-based compensation related to Formation Transaction and special equity awards	548	2,244	3,459	3,480	4,441
Transaction and Other Costs	1,746	899	1,518	2,951	2,270
Interest expense	17,932	16,278	17,649	17,243	16,773
Loss on the extinguishment of debt	1,444	591	—	—	—
Impairment loss	—	—	25,144	—	—
Income tax expense (benefit)	166	(471)	(986)	217	(5)
Net income (loss) attributable to redeemable noncontrolling interests	(2,546)	10	(6,256)	103	(345)
Net income (loss) attributable to noncontrolling interests	258	(55)	(632)	—	—
Less:
Third-party real estate services, including reimbursements revenue	21,845	23,970	23,309	25,842	26,745
Other income	1,764	2,196	2,013	1,568	1,904
Income (loss) from unconsolidated real estate ventures, net	(13,867)	3,145	(25,583)	20,503	3,953
Interest and other income (loss), net	984	14,246	8,672	192	(38)
Gain (loss) on the sale of real estate	—	(136)	—	—	11,290

Consolidated NOI	72,887	76,969	75,680	71,155	72,437
NOI attributable to unconsolidated real estate ventures at our share	7,107	6,967	6,289	7,336	8,109
Non-cash rent adjustments (1)	(6,018)	(1,791)	(2,985)	(3,701)	(4,088)
Other adjustments (2)	6,230	8,760	6,107	4,683	5,191
Total adjustments	7,319	13,936	9,411	8,318	9,212
NOI	$80,206	$90,905	$85,091	$79,473	$81,649
Less: out-of-service NOI loss (3)	(548)	(1,448)	(1,745)	(2,019)	(1,329)
Operating portfolio NOI	$80,754	$92,353	$86,836	$81,492	$82,978

Note: NOI, Non-Same Store NOI and Same Store NOI are presented as originally reported in the respective quarter.

(1)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(2)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(3)	Includes the results of our Under-Construction assets and Near-Term and Future Development Pipelines.

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